UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934 (Amendment No. __)

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   Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FINJAN HOLDINGS, INC.
  (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FINJAN HOLDINGS, INC.
 122 East 42nd Street, Suite 1512
 New York, NY 10168

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 To Be Held on July 10, 2014
 9:00 a.m. Eastern Daylight Time

Dear Stockholder:

You are cordially invited to attend our 2014 annual meeting of stockholders to be held on Thursday, July 10, 2014, at 9:00 a.m., Eastern Daylight Time, at the offices of Katten Muchin Rosenman LLP at:

575 Madison Avenue, 11th Floor
New York, NY 10022

for the following purposes:

1.	To elect three Class 1 directors to serve two-year terms ending in 2016 and two Class 2 directors to serve three-year terms ending in 2017;

2.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;
3.	To approve the Finjan Holdings, Inc. 2014 Incentive Compensation Plan;
4.
To approve amendments to the Company’s current certificate of incorporation as set forth below:

4A.  Approval of an amendment to decrease the number of authorized shares of common stock from 1 billion to 80 million
4B.  Approval of an amendment to provide that the board consist of between three and fifteen directors and to clarify provisions related to our board structure
4C.  Approval of an amendment to eliminate the ability of holders of our common stock to vote on amendments relating solely to preferred stock
4D.  Approval of an amendment to provide for supermajority voting on certain matters
4E.  Approval of an amendment to permit stockholder action only at a duly called meeting and to prohibit action by written consent of stockholders
4F.  Approval of an amendment to provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal actions
4G.  Approval of an amendment to update provisions relating to indemnification and personal liability of directors

5.	To hold an advisory vote on executive compensation;

6.	To hold an advisory vote on the frequency of holding stockholder advisory votes on executive compensation; and

7.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on May 15, 2014 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE, AS DISCUSSED IN THIS PROXY STATEMENT.

By Order of the Board of Directors

Name: Philip Hartstein
Title: President

New York, New York
June 10, 2014

Director and Officer Indemnification Arrangements	20
Employee Benefit Plans	21
Director Compensation	23
Equity Compensation Plan Information	24
Voting Securities of Certain Beneficial Owners and Management	25
Certain Relationships and Related Transactions	28
Merger	28
Other Transactions	29
Related Party Transactions Policy	29
Proposal 1 – Election of Directors	30
Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm	31
Disclosure of Marcum LLP Fees for the Years Ended December 31, 2013 and 2012	31
2013 Change in Accounting Firm in connection with Merger	32
Report of the Audit Committee	33
Proposal 3 – Approval of the Finjan Holdings, Inc. 2014 Incentive Compensation Plan	34
Purposes and Eligibility	34
Shares Authorized for Issuance	34
Administration and Types of Awards	34
Performance-Based Compensation	34
Change in Control	36
Termination of Employment or Service	37
Amendment and Termination	38
Transferability	38
Adjustments	38
Federal Tax Consequences	38
2014 Plan Benefits	40
Overview of Proposals 4A Through 4G (Charter Amendment Proposals)	42
Proposal 4A – Approval of an Amendment to Our Certification of Incorporation to Decrease the Number of Authorized Shares of Common Stock from 1 Billion to 80 Million	43
Proposal 4B – Approval of an Amendment to Our Certificate of Incorporation to Provide That the Board Consist of Between Three and Fifteen Directors and to Clarify Provisions Related to Our Board Structure	44
Proposal 4C – Approval of an Amendment to Our Certificate of Incorporation to Eliminate the Ability of Holders of Our Common Stock to Vote on Amendments Relating Solely to Preferred Stock	45

Proposal 4D – Approval of an Amendment to Our Certificate of Incorporation to Provide for Supermajority Voting for Certain Actions	46
Proposal 4E – Approval of an Amendment to Our Certificate of Incorporation to Permit Stockholder Action only at a Duly Called Meeting and to Prohibit Action by Written Consent of Stockholders	48
Proposal 4F – Approval of an Amendment to Our Certificate of Incorporation to Provide That the Court of Chancery of the State of Delaware Will be the Exclusive Forum for Certain Legal Actions	49
Proposal 4G – Approval of an Amendment to Our Certificate of Incorporation to Update Provisions Related to Indemnification and Personal Liability of Directors	50
Proposal 5 – Advisory Vote on Executive Compensation	51
Proposal 6 – Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	52
Other Matters	54
Availability of Proxy Statement and Annual Report on Form 10-K	54
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Thursday, July 10, 2014	54
Other Matters to Come Before the 2014 Annual Meeting	54
Stockholder Proposals and Nominations for the 2015 Annual Meeting	54

FINJAN HOLDINGS, INC.
 122 East 42nd Street, Suite 1512
 New York, NY 10168

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why am I receiving this proxy statement?

You are receiving this proxy statement and the accompanying proxy card because you were the record holder of shares of common stock of Finjan Holdings, Inc. as of the close of business on May 15, 2014. This proxy statement contains information related to the solicitation of proxies for use at our 2014 annual meeting of stockholders, to be held at 9:00 a.m., Eastern Daylight Time, on Thursday, July 10, 2014 at the offices of Katten Muchin Rosenman LLP at 575 Madison Avenue, 11th Floor, New York, NY 10022, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Finjan Holdings, Inc. on behalf of our Board of Directors. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us” and the “Company” refer to Finjan Holdings, Inc. This proxy statement, the enclosed proxy card and our 2013 annual report to stockholders are first being mailed to stockholders beginning on or about June 10, 2014.

What information is presented in this proxy statement?

The information contained in this proxy statement relates to the proposals to be voted on at the annual meeting of stockholders, the voting process, our Board of Directors and Board committees, the compensation of our directors and our executive officers for the fiscal year ending December 31, 2013, and other required information.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on May 15, 2014, the record date for the annual meeting of stockholders, are entitled to receive notice of the annual meeting and to vote at the annual meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

When you vote by signing and returning the proxy card, you appoint Philip Hartstein and Shimon Steinmetz as your representatives to vote your common stock at the annual meeting. Messrs. Hartstein and Steinmetz, or either of them, will vote your common stock as you instruct on your proxy card. Accordingly, your common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by signing and returning your proxy card in advance.

Who can attend the annual meeting?

If you are a holder of our common stock at the close of business on May 15, 2014, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record ( i.e., street name), you must present proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date.

Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting. For directions to the annual meeting of stockholders, contact Investor Relations at (646) 568-3313.

What are the voting rights of stockholders?

Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How do I vote?

If you hold your shares of common stock directly (i.e., not in a bank or brokerage account), you may vote by completing and returning the accompanying proxy card or by attending the meeting and voting in person.

If your shares of common stock are held in street name, you should follow the voting instructions provided to you by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in cases where your broker participates in a program offering telephonic or internet voting, submit voting instructions by the internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee should vote your shares of common stock as directed. Additionally, if you want to vote in person and hold your shares in street name, you will need a legal proxy from your broker to vote at the annual meeting.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return your signed proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board. The Board recommends a vote “FOR” the election of all nominees for our Board of Directors named in this proxy statement, “FOR” the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2014 fiscal year, “FOR” the approval of the 2014 Incentive Compensation Plan, “FOR” the approval of each of the Charter Amendment Proposals, “FOR” the advisory vote on executive compensation and “FOR” “3 YEARS” on the advisory vote on the frequency of holding advisory votes of stockholders on executive compensation.

In the election of directors, you may either vote “FOR” all the nominees or to “WITHHOLD” your vote with respect to one or more of the nominees. Regarding the ratification of our independent registered public accounting firm, approval of the 2014 Incentive Compensation Plan, approval of each of the Charter Amendment Proposals, and the advisory vote on executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  Regarding the advisory vote on the frequency of holding advisory votes of stockholders on executive compensation, you may vote “FOR” “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN.”

If you submit a properly executed proxy card, you will be counted as present at the meeting, including for purposes of establishing a quorum, even if you withhold your vote with respect to one or more director nominees or abstain from voting on any or all of the proposals to be considered at the meeting.  Abstentions marked on a proxy card will have the same effect as a vote “against” proposals regarding the ratification of our independent registered public accounting firm, approval of the 2014 Incentive Compensation Plan, approval of each of the Charter Amendment Proposals, approval of the advisory vote on executive compensation, or advisory vote on frequency of future advisory votes on executive compensation.

Broker non-votes will also be counted as present, including for purposes of establishing a quorum, and will also have the same effect as a vote “against” each of the Charter Amendment Proposals, but will have no effect on the outcome of the proposals regarding ratification of our independent registered public accounting firm, approval of the 2014 Incentive Compensation Plan, the advisory vote on executive compensation and the advisory vote on the frequency of holding advisory votes on stockholders on executive compensation.

Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?

If you do not provide a proxy or vote your shares of common stock held in your name, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for routine matters even if you do not provide the broker with voting instructions. The ratification of Marcum LLP as our independent registered public accounting firm for fiscal year 2014 is considered a routine matter. Your broker may not vote your shares for non-routine matters if you do not provide the broker with voting instructions.

May I change my vote after I return my proxy card?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either (i) submitting a later-dated proxy, in person at the annual meeting or by mail or (ii) delivering instructions to the Chief Financial Officer at our principal executive offices located at 122 East 42nd Street, Suite 1512, New York, New York 10168. Please note that attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker as described above.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of the holders of one-third (1/3) of the common stock outstanding and entitled to vote on May 15, 2014 will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting, including for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of May 15, 2014, there were 22,368,453 shares of common stock outstanding.

How many votes are needed to approve each of the proposals?

Directors are elected by a plurality of the votes cast. Therefore, the seven nominees for election to the Board who receive the most votes will be elected. Because there are no other candidates for election as directors other than the persons named in the enclosed proxy card and assuming each of those persons receives at least one vote, all of them will be elected.  Ratification of our independent registered public accounting firm, approval of the 2014 Incentive Compensation Plan, advisory vote on executive compensation and advisory vote on frequency of future advisory votes on executive compensation will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.  Approval of each Charter Amendment Proposal will require the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of May 15, 2014, the record date for the annual meeting.

Will any other matters be voted on?

As of the date of this proxy statement, we do not know of any other matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board or, if no recommendation is given, in their own discretion.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.

What is “householding” and how does it affect me?

If you and other residents at your mailing address who have the same last name own our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our annual report, notice of annual meeting and proxy statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by calling Broadridge at 1-800-542-1061 if you are a stockholder of record. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or proxy statement, we will send a separate copy of the annual report or the proxy statement to you upon oral or written request. Such request can be made by contacting Investor Relations at 122 East 42nd Street, Suite 1512, New York, New York 10168 or (646) 568-3313. Any stockholders sharing the same address and currently receiving multiple copies of the annual report and the proxy statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or our Investor Relations contact to participate in the householding program.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 122 East 42nd Street, Suite 1512, New York, New York 10168, by contacting Investor Relations.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

MANAGEMENT AND CORPORATE GOVERNANCE

Executive Officers and Directors

Effective as of June 3, 2013, Philip Hartstein was appointed as our President, Shimon Steinmetz was appointed as our Chief Financial Officer and Daniel Chinn was appointed as a director.   Mr. Chinn also served as Chief Executive Officer of our subsidiary, Finjan, Inc., or “Finjan,” until April 2, 2014 when he transitioned to focus his time on serving on the Company’s Board of Directors. Effective as of June 23, 2013, Michael Eisenberg, Eric Benhamou and Alex Rogers were appointed as additional members of our Board of Directors to fill vacancies on our Board.  On April 4, 2014, Glenn Daniel, Harry Kellogg and Michael Southworth were also appointed as additional members of our Board, which appointments increased the size of our Board from five to eight directors.  The Board decreased the size of our Board from eight to seven directors, in May 2014, following Mr. Edward Gildea’s resignation from his position as a member of our Board of Directors on May 8, 2014.  Mr. Gildea served on the Board during the transition period following the Company’s 2013 reverse merger with Converted Organics Inc. With the recent appointments of additional Board members and the Company’s listing with NASDAQ, Mr. Gildea decided to transition to other pursuits. Mr. Gildea’s resignation was not due to any disagreements with us on any of our operations, policies or practices

In accordance with our current certificate of incorporation, our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our bylaws provide that the number of directors shall consist of not less than two and not more than eight members, with the exact number to be fixed at the discretion of the Board.

The following table sets certain information concerning our executive officers and directors, including their names, ages (as of May 15, 2014), positions with us and, with respect to directors, the year in which their current term as directors expires.  Our executive officers are chosen by our Board of Directors and hold their respective offices until their resignation or earlier removal by the Board of Directors.

Name	Position	Age	Class	Executive Officer Since	Director Since	Term Expires
Daniel Chinn	Director	47	1	2010-2014(5)	2013	2014(2)
Eric Benhamou	Director (1)	58	1	N/A	2013	2014(2)
Michael Southworth	Director (4)	41	1	N/A	2014	2014(3)
Alex Rogers	Director (1)	39	2	N/A	2013	2014
Glenn Daniel	Director (4)	67	2	N/A	2014	2014
Michael Eisenberg	Director (1)	42	3	N/A	2013	2015
Harry Kellogg	Director (4)	70	3	N/A	2014	2015
Philip Hartstein	President	37	N/A	2013	N/A	N/A
Shimon Steinmetz	Chief Financial Officer	36	N/A	2013	N/A	N/A
-----------------------

(1)  Messrs. Eisenberg, Benhamou and Rogers have been appointed to serve as members of our Board of Directors, to fill the vacancies created by the increase in the size of our Board of Directors from two members to five members.  Such appointments became effective as of June 23, 2013.

(2)  No annual meeting of stockholders was held during 2013.  Class 1 Board members are up for election at the 2014 annual meeting of stockholders.

(3)  Mr. Southworth was appointed in 2014 as a Class 1 director and is up for election at the 2014 annual meeting of stockholders.

(4)  Messrs. Daniel, Kellogg and Southworth were appointed to serve as members of our Board of Directors as of April 4, 2014.

(5)   Mr. Chinn also served as Chief Executive Officer of our Finjan subsidiary until April 2, 2014 when he transitioned to focus his time on serving on the Company’s Board of Directors.

 Class 1 Directors

Daniel Chinn.  Mr. Chinn has been a director of the Company since June 2013, has served as a director of the Company’s subsidiary, Finjan, Inc., since 2007 and was the CEO of Finjan, Inc. from 2010 until April 2014. He also served as a director (from 2006) of Finjan Software, Inc., a Delaware corporation and a former parent company of Finjan, Inc. and the Chief Executive Officer (from 2010) of Finjan Software, Inc., until its dissolution in 2013.  Since 2011, Mr. Chinn has also been a Partner at Tulchinsky Stern Marciano Cohen Levitski & Co., an Israeli law firm, where he specializes in corporate and transactional matters.  Prior to joining Tulchinsky Stern Marciano Cohen Levitski & Co., from 2009 to 2010, Mr. Chinn was the Chief Executive Officer of Seambiotic Ltd., which develops and produces marine microalgae for the food additives sector and as an energy alternative source, and from 2006 to 2010, he was a Partner at Israel Seed IV, L.P., an investment company focusing on Israeli information technology and life sciences companies.  Mr. Chinn brings to our Board of Directors his deep knowledge and understanding of the Company’s business, gained over 7 years of service in board and management capacities of Finjan, Inc. and FSI, and his experience in leading and advising other small market companies as investor, director, executive officer and legal counsel.

Eric Benhamou.  Mr. Benhamou has been a director of the Company since June 2013 and has served as a director of the Company’s subsidiary, Finjan, Inc., since 2006. Mr. Benhamou is also Chairman and CEO of Benhamou Global Ventures, LLC, which he founded in 2003. Benhamou Global Ventures, LLC invests and plays an active role in innovative high tech firms throughout the world. Mr. Benhamou sits or has sat on the boards of directors of numerous public and private companies in the technology industry. Among U.S. public companies, he serves as a director of Cypress Semiconductor Corporation, a semiconductor company (Chairman, since 1993) and SVB Financial Group, a diversified financial services company, bank holding company and financial holding company (since 2005), and has previously served as a director of RealNetworks, Inc., creator of digital media services and software (2003-2012), 3Com Corporation, a public networking solutions provider (Chairman, 1990-2010), Voltaire Ltd., a public grid computing network solutions company (2007-2011), Dasient, a security company that provides malware detection and prevention solutions (2010-2011) and Palm, Inc., a public mobile products provider (Chairman, 1999-2007).  Mr. Benhamou also has served in management capacities at various public and private technology companies, including Palm, Inc. (Interim Chief Executive Officer, 2001-2003) and 3Com Corporation (Chief Executive Officer, 1990-2000), and previously founded Bridge Communications, an early networking pioneer, and served as Vice President of Engineering (1981-1987) until its merger with 3Com in 1987. He serves as a member of the board of the Stanford University School of Engineering, as a Vice Chairman of the Board of Governors of Ben Gurion University of the Negev, and serves other educational and philanthropic organizations. Mr. Benhamou holds a Master of Science degree from Stanford University’s School of Engineering, a Diplôme d’Ingénieur and a doctorate from Ecole Nationale Supérieure d’Arts et Métiers, Paris, and several honorary degrees.  We believe that Mr. Benhamou’s extensive experience managing public companies in the technology sector, his expertise in venture and other financial transactions, and his engineering expertise makes him well-qualified to serve on our Board of Directors.

            Michael Southworth.  Mr. Southworth has been a director of the Company since April 2014.  He is also the Chief Financial Officer at Contact Solutions LLC, a leading provider of cloud-based and mobile customer self-service solutions. He led Contact Solutions’ business transformation, including strategy planning, risk mitigation, executive recruitment and change management. For over two decades, Mr. Southworth has directed companies from the start-up phase through major periods of growth, and has been behind over $100 million in private equity and debt financing. Previously, Mr. Southworth was Senior Vice President of Global Wireless Solutions at Corning.  Prior to Corning, he held senior financial roles at a number of technology companies including MobileAccess Networks, Lucent Technologies, and Chromatis.  Mr. Southworth holds a Bachelor of Science, Biology, Business concentration, from the University of California at Berkeley. He is a Certified Public Accountant in the State of California.  Mr. Southworth brings to the board his wealth of experience with early stage growth companies, particularly in the technology space, and his expertise in private equity and debt financing.

Class 2 Directors

 Alex Rogers.  Mr. Rogers has been a director of the Company since June 2013 and has served as a director of the Company’s subsidiary, Finjan, Inc., since 2006.  Mr. Rogers also serves as a managing director of HarbourVest (Asia) Limited and HarbourVest Partners LLC, which he joined in 1998.  At HarbourVest, he focuses on direct co-investments in growth equity, buyout, and mezzanine transactions in Asia, Europe and emerging markets regions, and has been instrumental in expanding and managing the direct investment team in London, including its direct European senior debt investing activities. He has also been actively involved in HarbourVest’s business development activities, including the public listings of HarbourVest Global Private Equity Limited and HarbourVest Senior Loans Europe Limited. Mr. Rogers transferred to HarbourVest’s Hong Kong subsidiary in 2012. He serves or has recently served as a board member or board observer at M86 Security, MobileAccess Networks (acquired by Corning), MYOB (acquired by Bain Capital), Nero AG, Transmode Systems (TRMO:SS), TynTec, and World-Check (acquired by Thomson Reuters). His previous experience includes two years with McKinsey & Company.  Mr. Rogers received a B.A., summa cum laude, in Economics from Duke University and an M.B.A. from Harvard Business School, where he graduated with high distinction and was named a Baker Scholar.  Mr. Rogers brings to the board his global expertise in capital markets, private equity and strategic transactions, as well as his experience serving on the boards of numerous portfolio and other companies.

Glenn Daniel.  Mr. Daniel has been a director of the Company since April 2014 and was formerly a Managing Director at the global investment bank Houlihan Lokey, where he was head of Houlihan Lokey’s San Francisco office for 15 of his 25 years with the firm. During this time, he advised boards of directors and independent committees of technology companies on fairness, valuation, and other financial matters in M&A and securities transactions.  Mr. Daniel has deep experience with litigation in financial disputes, having testified as a financial expert in more than 25 cases in State, Federal, and Bankruptcy Court. He previously held positions with Moody’s Investors Service and Lehman Brothers.  Mr. Daniel holds a Bachelor of Arts in German & Economics and a Master of Science in Finance from the University of Wisconsin, Madison. He is a Chartered Financial Analyst (CFA) and a member of the CFA Institute.  Mr. Daniel brings to the board his extensive background in finance and accounting, as well as his valuable experience with litigation and financial disputes.

Class 3 Directors

Michael Eisenberg.  Mr. Eisenberg has been a director of the Company since June 2013 and served as a director of the Company’s subsidiary, Finjan, Inc., from 2003 until June 2013.  Mr. Eisenberg is a Partner at Aleph, a $140MM early stage venture capital fund, which he co-founded with Eden Shochat in 2013. Mr. Eisenberg joined Benchmark Capital as a general partner in July 2005 and continues as the partner responsible for Benchmark’s Israeli portfolio. He joined Benchmark from Israel Seed Partners where he was a general partner from July 1997.  Mr. Eisenberg began his career at Jerusalem Global where he started and led the firm’s successful investment banking group and partnership with Montgomery Securities.  Mr. Eisenberg has focused on Internet investments since 1995 and has invested in and sat on the boards of Israel’s leading companies and start ups, such as Shopping.com (Nasdaq SHOP, acquired by EBAY), Conduit, SeekingAlpha, Gigya, WeWork, Tunewiki, Wix,  Answers.com (Nasdaq ANSW), Tradeum (acquired: VERT), and Picturevison (acquired: EK).  Mr. Eisenberg also serves on numerous non-profit and civic boards and organizations, including Yeshivat Har Etzion and Shomer Hachadash (New Guardians). He lectures frequently on the topics of venture capital and entrepreneurship. Mr. Eisenberg was previously ranked No. 1 on the Forbes Israel Midas List.  He holds a B.A. in Political Science from Yeshiva University in New York.  Mr. Eisenberg brings to our Board of Directors his deep knowledge and understanding of our business, gained over ten years of service as a director of our subsidiary Finjan, Inc. and his extensive board leadership with other companies in the technology industry.

Harry Kellogg.  Mr. Kellogg has been a director of the Company since April 2014 and was previously Vice Chairman of the Board of Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group, a public company.  He was also Head of Strategic Relationships for SVB Financial Group, responsible for overseeing SVB Financial Group’s venture capital, private equity, private banking and premium wine activities. Kellogg joined Silicon Valley Bank in 1986 as Senior Vice President of the Technology Division. Prior to joining Silicon Valley Bank, he was the group manager of Corporate Banking at Bank of the West for five years and started that bank’s technology lending group. He was also with Wells Fargo Bank for 13 years, including four years in the Wells Fargo Special Industries Group, a high-tech lending unit within Wells Fargo Bank.  Mr. Kellogg is and has been actively involved in many civic and industry organizations, serving on many of their boards and advisory boards. These include: TechNet, Joint Venture: Silicon Valley Network, Financial Executives International, Stanford Institute for Economic Policy Research, The Computer History Museum, California/Israel Chamber of Commerce, Nollenberger Capital Partners, The Tuck Center for Private Equity and Entrepreneurship, Pacific Community Ventures and Grameen Bank.  Mr. Kellogg is an emeritus board member of the Technology Museum of Innovation. In 2001, he was named one of Upside Magazine’s “100 People Who Changed Our World.” Mr. Kellogg holds a Bachelor of Science Degree in Business Administration & Finance from San Jose State University.  Mr. Kellogg brings to the board his valuable expertise in the banking and financial industries, his expertise on financial and accounting matters and his extensive experience service on public and private company boards of directors.

Executive Officers

The following information pertains to our non-director executive officers.

Philip Hartstein.  Mr. Hartstein was appointed as the President of the Company as of June 3, 2013.  He has served as President of Finjan, Inc. the Company’s subsidiary, since April 2013.  Previously, Mr. Hartstein was a vice president and portfolio manager with IP Navigation Group a full-service patent monetization firm, from 2012 to 2013.  He served as Managing Director—Business Development with Rembrandt IP Solutions, a firm that specializes in investing in and monetizing infringed intellectual property, from 2009 to 2012.  In prior roles, Mr. Hartstein was a director with IPotential in the patent brokerage group, a director and early member of Ocean Tomo’s management team overseeing both the patent analytics and IP acquisitions groups, working as an in-house intellectual property manager for a medical device start-up, and as a patent engineer for boutique intellectual property law firm.

 Shimon Steinmetz.  Mr. Steinmetz was appointed as the Chief Financial Officer of the Company as of June 3, 2013.  He has served as Chief Financial Officer of Finjan, Inc., the Company’s subsidiary, since April 2013.  Prior to joining Finjan, Mr. Steinmetz worked in the technology investment banking practice at Cantor Fitzgerald.  Earlier in his career he worked as a restructuring consultant at Grant Thornton and as an Associate at TH Lee Putnam Ventures.  He began his career on Wall Street as an investment banker at Goldman Sachs and Salomon Smith Barney.  Shimon holds a M.B.A. from the University of Chicago Booth School of Business and a B.A. from Yeshiva University.

Family Relationships

There are no family relationships among the members of our Board of Directors or our executive officers.

Director Independence

Our Board of Directors currently consists of seven members. Our Board of Directors determines director independence based on the definition of “independent directors” under NASDAQ Marketplace Rule 5605(a)(2). Consistent with that standard, after review of all relevant transactions and relationships, including between each director, any of his family members, and us, our executive officers and our independent registered public accounting firm, our Board of Directors has affirmatively determined that as of the date hereof, Messrs. Eisenberg, Benhamou, Daniel, Kellogg, Rogers and Southworth are independent under the NASDAQ standard for independence. Prior to the Merger, as described in “Certain Relationships and Related Transactions,” our Board of Directors consisted of two members, Edward Gildea and Edward Stoltenberg, of which Mr. Stoltenberg qualified as an independent director.

Executive Sessions of Independent Directors

Pursuant to NASDAQ rules, in order to promote open discussion among independent directors, our Board will devote a portion of at least two of the regularly scheduled Board meetings each year to sessions of only independent directors.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the committees described below, other than Daniel Chinn, are “independent” under NASDAQ Marketplace Rules.  Daniel Chinn serves on the Nominating and Corporate Governance Committee pursuant to NASDQ Marketplace Rule 5605(e)(3) which provides for one non-independent director to serve under exceptional and limited circumstances.  The Board determined that Daniel Chinn should remain on the Nominating and Corporate Governance Committee as he brings invaluable historical knowledge and expertise regarding the Company and the Board, and it would be difficult at this time to replace him on the committee. All director nominations were made before the Company became subject to the NASDAQ Marketplace Rules.  The Board may re-assess the composition of its committees following the 2014 annual meeting of stockholders.

The table below provides membership information for each of the Board committees as of May 15, 2014:
Name	Audit Committee (1)		Compensation Committee (2)		Nominating and Corporate Governance Committee (3)
Eric Benhamou*	✓	Chair
Daniel Chinn					✓	Chair
Glenn Daniel	✓		✓
Michael Eisenberg			✓	Chair	✓
Harry Kellogg	✓
Alex Rogers			✓
Michael Southworth	✓
-----------------------

* We currently have one Board member, Eric Benhamou, who qualifies and is designated as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (the “SEC”).

Audit Committee

The Audit Committee was formed on April 4, 2014 and is comprised of Eric Benhamou, Glenn Daniel, Harry Kellogg and Michael Southworth, with Mr. Benhamou serving as Chair.  Previously, in view of the fact that our Board of Directors had only two members until June 23, 2013 and we were not subject to NASDAQ corporate governance requirements until May 2014, the customary functions of an audit committee had been performed by the full Board of Directors.

Pursuant to its charter, the purpose of the Audit Committee is to oversee (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the registered public accounting firm that audits the Company’s financial statements; (4) the performance of the independent registered public accounting firm and the Company’s internal audit function; and (5) the Company’s internal accounting and financial reporting controls.  The Audit Committee has the power to appoint, compensate, retain and oversee the work of the independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services.  In addition, the Audit Committee is responsible for reviewing and approving the audit committee report as required by the SEC to be included in the Company’s annual proxy statement.  Our Audit Committee did not meet in 2013, as it was not formed until 2014.

Compensation Committee

The Compensation Committee was formed on October 7, 2013 and was initially comprised of Daniel Chinn, Michael Eisenberg and Alex Rogers.  Previously, in view of the fact that our Board of Directors had only two members until June 23, 2013 and we were not subject to NASDAQ corporate governance requirements until May 2014, the customary functions of a compensation committee had been performed by the full Board of Directors.  With the addition of three new directors on April 4, 2014, the Compensation Committee was reconstituted to be comprised of Michael Eisenberg, Alex Rogers and Glenn Daniel, with Mr. Eisenberg serving as Chair.

Pursuant to its charter, the purpose of the Compensation Committee is to (1) review and recommend to the Board approval of corporate goals and objectives relating to compensation and benefits for the chief executive officer (or the president or other principal executive officer of the Company in the absence of a chief executive officer) (such chief executive officer or other principal executive officer, the “PEO”) and other executive officers of the Company; (2) evaluate the performance of the Company’s PEO and other executive officers relative to established goals and objectives and assist the Board in the discharge of its responsibilities relating to compensation for the PEO and other executive officers based on such evaluations; (3) oversee the administration of the Company’s incentive compensation plans; (4) review such compensation committee-related disclosure as is required by the SEC to be included in the Company’s Annual Report on Form 10-K or annual proxy statement filed with the SEC; and (5) take such other actions within the scope of its charter as the Compensation Committee deems necessary or appropriate. Our Compensation Committee met one time in 2013.

The Compensation Committee has the sole authority to retain, pay and terminate compensation consultants to assist in the evaluation of executive officer compensation.  The Compensation Committee also has the power to engage advisors to assist in fulfilling its responsibilities and direct the Company to pay for such expenses.  The Compensation Committee did not engage any compensation consultants in 2013.  The Compensation Committee has the power to delegate its responsibilities related to determinations of awards to be granted under the Company’s equity-based and incentive compensation plans to such persons as determined by the Compensation Committee, to the extent permitted by law.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was formed on October 7, 2013 and is comprised of Daniel Chinn and Michael Eisenberg, with Mr. Chinn serving as Chair.  Previously, in view of the fact that our Board of Directors had only two members until June 23, 2013 and we were not subject to NASDAQ corporate governance requirements until May 2014, the customary functions of a nominating and corporate governance committee had been performed by the full Board of Directors or a majority of independent directors, as applicable.

Pursuant to its charter, the purpose of the Nominating and Corporate Governance Committee is to (1) oversee and assist the Board in identifying, reviewing and recommending nominees for election to the Board; (2) advise the Board with respect to Board composition, procedures and committees; (3) recommend directors to serve on each Board committee; (4) evaluate the Board and the Company’s management; (5) develop, review and recommend corporate governance guidelines and otherwise take a leadership role in shaping the corporate governance of the Company; and (6) take such other actions within the scope of its charter as the Committee deems necessary or appropriate.  Our Nominating and Corporate Governance Committee did not meet in 2013.

Availability of Committee Charters

Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Charters are available for review on our website at www.finjan.com under “Investors.”  To request a copy of any of these charters, please make a written request to Investor Relations at Finjan Holdings, Inc., 122 East 42nd Street, Suite 1512, New York, NY 10168.

Board Meetings and Director Attendance

The post-Merger Board, which performed the customary functions of an audit committee in 2013, held one meeting in 2013 and otherwise acted through written consents. Each of our directors attended at least 75% of Board meetings and applicable committee meetings on which he served during 2013 during the time he served on the Board or committees. We did not hold an annual meeting of stockholders during 2013. The Company does not have a policy regarding director attendance at our annual meeting of stockholders, but all directors are encouraged to attend the meeting in person.

Director Nominees

The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (i) Nominating and Corporate Governance Committee members, (ii) other members of the Board and (iii) our stockholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates.

As part of the identification process, the Nominating and Corporate Governance Committee considers the number of expected director vacancies and whether existing directors whose terms expire have indicated a willingness to continue to serve as directors if re-nominated. Once a director candidate has been identified, the Nominating and Corporate Governance Committee will then evaluate this candidate in light of his or her qualifications and credentials, including whether such candidate would satisfy NASDAQ independence requirements, and any additional factors that it deems necessary or appropriate.  In connection with its overall director candidate review, the Nominating and Corporate Governance Committee does consider diversity of experience in public and private businesses, financial institutions and other areas that are relevant to the Company’s activities. Directors must be willing and able to devote sufficient time to carrying out their duties effectively.

Existing directors whose terms expire and are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee’s process of recommending director candidates. The Nominating and Corporate Governance Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws and summarized below under “— Stockholder Proposals and Recommendations of Director Nominees.”

After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

Stockholder Proposals and Recommendations of Director Nominees

Our Board intends to adopt amendments to our bylaws following the 2014 annual meeting, which would include so-called “advance notice” provisions.  If adopted, stockholders desiring to nominate persons for election to our Board at, or to bring business before, the next annual meeting of stockholders other than business to be included in the Company’s proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be required to deliver written notice to our Secretary, at the principal executive offices of the Company, within a timeframe determined in accordance with the advance notice provisions.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o Chief Financial Officer at Finjan Holdings, Inc., 122 East 42nd Street, Suite 1512, New York, New York 10168.  The Chief Financial Officer will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Chief Financial Officer will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Chief Financial Officer will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Board Leadership Structure

Until June 3, 2013, we had only two directors, and from June 3, 2013 until April 4, 2014, we had only five directors, and thereafter eight directors, until we decreased the Board to seven directors in May 2014.  Given its small size until recently, the Board did not designate a Chairman or lead independent director.  However, we expect that after the 2014 annual meeting of stockholders, the Board will carefully consider its Board leadership structure, including whether the Company should designate a Chairman of the Board or a lead independent director, and make a determination based on what the Board believes is best for the Company and its stockholders.  The Board would designate a Chairman or lead independent director from amongst those directors elected to the Board at the annual meeting. The Board leadership structure will depend, in part, on the composition of the Board at such time, the qualifications of the Board at such time, the strategic direction and needs of the Company, and the Board’s views on the most effective leadership structure to guide the Board and meet the needs of the Company.  In the interim, we believe that the Board has had and will continue to have effective leadership from amongst its majority independent directors and its committee chairmen.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2013, none of our executive officers served as a director of or member of a compensation committee of any entity that has one or more executive officers serving on our Board of Directors. See “Board Committees” and “Certain Relationships and Related Party Transactions” regarding our Compensation Committee and its members.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics and Code of Ethics for Principal and Senior Financial Officers (the “Codes of Ethics”) that establish the standards of ethical conduct applicable to all directors, officers and employees of the Company. The Codes of Ethics address, among other things, conflicts of interest, compliance with disclosure controls and procedures, and internal control over financial reporting, corporate opportunities and confidentiality requirements. The Audit Committee is responsible for applying and interpreting our Codes of Ethics in situations where questions are presented to it.  Our Codes of Ethics is available for review on our website at www.finjan.com under “Investors.”  In addition, to request copies of the Codes of Ethics, please make a written request to Investor Relations at Finjan Holdings, Inc., 122 East 42nd Street, Suite 1512, New York, NY 10168.  We intend to satisfy the disclosure requirements under the Exchange Act, regarding amendments to, or a waiver from, our Code of Ethics for Principal and Senior Financial Officers by posting such information on our website. There were no amendments or waivers to our Code of Ethics for Principal and Senior Financial Officers in fiscal year 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of copies of such reports and representations from our executive officers and directors, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during the year ended December 31, 2013, except that the Form 3 to report Eric Benhamou’s appointment as a director of the Company was filed late.

Risk Oversight

One of the important roles of our Board is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it relies on senior management and utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular individual or committee’s expertise. For example, senior management, particularly our President and Chief Financial Officer, is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices and communicating regularly with the Board. The Audit Committee oversees, among other things, our financial statements and the performance of our internal audit function.  The Compensation Committee participates in the design of compensation structures that create incentives, while managing the level of risk-taking behavior, consistent with the Company’s business strategy as further described in the Compensation Discussion and Analysis section below. The Nominating and Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees.  The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor these risks.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction and Overview

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company’s executive officers who are named in the Summary Compensation Table, and whom we sometimes refer to as the “Named Executive Officers,” for 2013.

Effective as of October 7, 2013, the date we adopted a charter for, and reconstituted, the Compensation Committee of our Board of Directors, our Compensation Committee has responsibility for determining and approving the various elements of our compensation programs for our President and Chief Financial Officer.  Those functions were performed by our full Board prior to the reconstitution of our Compensation Committee.  Prior to the Merger, Finjan, Inc. had no employees and, as such, had no established executive compensation program.  References in this discussion to functions performed by the Compensation Committee shall be read to refer to the full Board of Directors to the extent they were performed prior to the constitution of the Compensation Committee.

As described below, the principal elements of our compensation programs include base salary, annual bonuses and long-term incentives such as stock options.

Compensation Philosophy and Objectives

The goal of our executive compensation program is to motivate, retain and reward executives who create long-term value for our shareholders. Our compensation program is designed to reward, and incentivize executives to position the Company for future growth and, to achieve, short-term and long-term financial and operating performance excellence and align the executives’ long-term interests with those of our shareholders while recognizing individual contributions to the Company. To achieve these objectives, the Compensation Committee believes that executive compensation should generally consist of both cash and equity-based compensation. Compensation levels for each executive are determined based on several factors, including:

•	general economic conditions
•	our current and historical compensation practices and current and historical compensation practices of peer companies
•	each executive’s performance, skill sets and roles in the Company; and
•	the Company’s need for skill sets and the global or regional market for the executive’s skill sets.

            Components of Executive Compensation

Currently, our executive compensation program consists of short-term compensation (salary and bonus) and long-term compensation (stock options) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe is aligned with our stockholders’ interests.

Annual Salary

Annual salaries of executive officers are set at levels competitive with other companies of comparable size and scope with whom we compete for executive talent. Although the Compensation Committee believes a significant portion of each executive’s compensation should be based on our long-term performance, the Compensation Committee also believes that a stable base salary is necessary to attract, motivate, reward and retain our executives and to recognize the performance of their respective job responsibilities. Therefore, we intend for the base salary component of total compensation to be relatively stable year over year, subject to adjustment at the discretion of the Compensation Committee for changes in the cost of living or increases in responsibilities. Total executive compensation is impacted to a significant extent by the variability of bonuses and long-term incentive compensation (which are discussed below). The Compensation Committee sets the compensation philosophy with respect to base salaries for our executives generally, and will review the base salary of each executive officer annually in light of our overall compensation objectives and contractual obligations.  Based on such review, the Compensation Committee will consider making adjustments to reflect market conditions, changes in responsibilities and potential merit increases consistent with compensation practices throughout our organization.

Base salaries for our President and CFO were determined pursuant to their respective employment agreements, entered into on July 8, 2013, which in turn were based on their respective consulting agreements with our subsidiary, Finjan, Inc. entered into in April 2013.  Pursuant to their employment agreements, the President’s and the CFO’s initial base salaries were set at $300,000 per year and $200,000 per year, respectively. These salaries resulted from separate, arms-length negotiations between Finjan, Inc. (prior to the Merger) and our President and CFO before they agreed to consult with Finjan, Inc. and reflected Finjan’s view of the market for talent with the comparable skills and experience, the compensation they received from their previous employers and their anticipated job responsibilities.

Cash Bonuses

The second element of executive compensation is an annual cash bonus. Pursuant to their employment agreements, our President and CFO are entitled to cash bonuses of up to $75,000 and $50,000, respectively, which is meant to reward executives for the progress of the business over the fiscal year. The Committee believes that a significant portion of each executive’s compensation should be contingent on the annual progress of the Company, as well as the individual contribution of each executive to achieving our goals.  Although the Compensation Committee expects to periodically review our financial metrics as measures of our performance, due to the unpredictability of our income during any specific periods, cash bonuses may not necessarily reflect financial performance measures as we grow our business.   Instead, our Compensation Committee expects to consider various measures related to the growth of our business, such as the status of licensing discussions and enforcement activities, progress in acquiring additional technology or additional patents based on our existing technology, progress in implementing corporate governance and similar objectives, and other similar measures which may not generate financial returns during the period for which a bonus is earned.

For the 2013 fiscal year, the Compensation Committee approved a bonus of $50,000 for each of our President and CFO, which was paid in 2013. The Compensation Committee determined that such bonus amounts were appropriate in light of the Company’s overall progress, including the completion of the Merger, the early-stage development of our licensing program and transitioning our business from privately to publicly owned.

Long-Term Incentive Compensation

The third element of executive compensation, in addition to annual salary and cash bonus, is long-term incentive compensation consisting of equity awards. The Compensation Committee believes that granting equity-based compensation awards to our executives is the most direct way to align their long-term interests with those of our shareholders. The Compensation Committee also believes that equity compensation encourages greater responsibility on the part of our President and CFO because the value of their equity compensation is subject to risk. As a result, each executive officer’s total annual compensation includes a significant portion of option awards. The stock options that have been granted to the Company’s executives are subject to a vesting schedule pursuant to which 25% of the options vest on the one-year anniversary of the grant date, with the balance vesting over the succeeding three years in equal amounts every three calendar months, encouraging the retention of the executive officers.

On June 3, 2013, immediately following the closing of the Merger, our Board of Directors approved the Finjan Holdings, Inc. 2013 Global Share Option Plan and Israeli Sub-Plan (the “2013 Option Plan”), which provides for awards of incentive stock options.  The 2013 Option Plan permits awards to employees of the Company or its affiliates and the Company’s directors, consultants, advisers, service providers or controlling stockholder and is administered by the Compensation Committee. On January 23, 2014, our Board of Directors adopted the Finjan Holdings, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”), subject to approval by our stockholders.  If our stockholders approve the 2014 Plan, it will become effective on the date of the 2014 annual meeting of stockholders and the 2013 Option Plan will terminate, other than with respect to options already outstanding under the 2013 Option Plan.

Prior to the Merger, Finjan, Inc. awarded options with grant date fair values of $276,942 and $118,689 to Messrs. Hartstein and Steinmetz, respectively.  In addition, Finjan, Inc. awarded Mr. Chinn options with a grant date fair value of $451,143.  The number of options awarded was determined by the Finjan, Inc. board of directors based on a percentage of the aggregate shares expected to be outstanding following the Merger.  With respect to Mr. Chinn, the options were awarded at the discretion of Finjan, Inc.’s board of directors (excluding Mr. Chinn, who recused himself from the board’s approval of his option award) to reward Mr. Chinn for his efforts in connection with the 2010 Litigation (and related settlements) as well as in recognition of his efforts leading up to the Merger.

Role of Management

While the Compensation Committee is primarily responsible for the oversight of our executive compensation, the President recommends compensation packages for the CFO and our CFO discusses his compensation with the Compensation Committee directly. The Compensation Committee believes that the President's input is critical in determining the compensation of other executive officers given his day to day role in the Company and his responsibility in establishing and implementing the Company’s strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the President will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the CFO. Daniel Chinn, who served as the Chief Executive Officer of our subsidiary, Finjan, Inc. until April 2014 also made recommendations to the Compensation Committee with respect to the compensation of our senior management, based on his historic knowledge of the Company, its technology and objectives.  As a member of our Board of Directors, Mr. Chinn will also participate in votes on the compensation of our non-executive directors. The Compensation Committee determines the compensation package for the President.

The Compensation Committee’s Consideration of Risk in Relation to Executive Management

In 2013, the Compensation Committee considered the nature, extent and acceptability of risks that our executives may be encouraged to take by our compensation programs. Taking carefully considered risks is an integral part of any business strategy, and our executive compensation program is not intended to eliminate management decisions that involve risk. Rather, the combination of various elements in our program is designed to mitigate the potential reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and destroy shareholder value. Together with the Company’s processes for strategic planning, its internal control over financial reporting and other financial and compliance policies and practices, the design of our compensation program helps to mitigate the potential for management actions that involve an unreasonable level of risk. Our compensation program seeks to balance performance rewarded in cash and shares of our common stock, base level salaries that are consistent with our executive’s responsibilities so that our executives are not motivated to take excessive risks to achieve a reasonable level of financial security and plans that reward executives based on financial measures as well as other objective criteria.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and the Board of Directors has approved that recommendation.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Michael Eisenberg (Chairman)
Glenn Daniel
Alex Rogers

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Summary Compensation Table

The following table provides the compensation earned for the fiscal years indicated for services rendered to us in all capacities, by our named executive officers.

				Stock	Option
Name and			Bonus	Awards	Awards	All Other
Principal Position	Year	Salary	(1)	(2)	(2)	Compensation	Total

Philip Hartstein	2013	$150,000	$50,000	$-	$276,942	$75,000	$551,942
President (3)

Shimon Steinmetz	2013	$100,000	$50,000	$-	$118,689	$59,999	$328,688
Chief Financial Officer (4)

Daniel Chinn	2013	$-	$-	$-	$451,143	$-	$451,143
Chief Executive Officer,
Finjan, Inc. (5)

Edward Gildea	2013	$49,215	$-	$29,411	$-	$300,000	$378,626
President and Chief	2012	$229,005	$-	$-	$-	$-	$229,005
Executive Officer (6)	2011	$198,900	$-	$144,498	$117,740	$-	$461,138

David Allen	2013	$81,442	$-	$3,219	$-	$175,000	$259,661
Chief Financial Officer (7)	2012	$187,676	$-	$-	$-	$-	$187,676
	2011	$156,081	$-	$41,887	$34,130	$-	$232,098

(1)
The Company provided discretionary cash bonuses to its President and Chief Financial Officer based upon the Company’s progress following the completion of the Merger.  The bonuses were not based on specific performance criteria.

(2)
Represents the full grant date fair value of the stock award or option grant, as applicable, calculated in accordance with FASB ASC Topic 718 and FASB ASC 505, Equity-Based Payments to Non-employees. Our policy and assumptions made in the valuation of share-based payments are contained in Note 11 to our December 31, 2013 financial statements.  The value of stock awards presented in the Summary Compensation Table reflects the grant date fair value of the awards and does not correspond to the actual value that will be recognized by the named executive officers.

(3)
In April 2013, Finjan, Inc. engaged Philip Hartstein to serve as its President pursuant to a consulting agreement, which was terminated upon the execution of an employment agreement between the Company and Mr. Hartstein effective as of July 1, 2013.  Prior to the effectiveness of such employment agreement, the Company paid Mr. Hartstein $75,000 of consulting fees, which are reflected as “other compensation” in the table above. During 2013, Finjan, Inc. granted Mr. Hartstein a ten-year option, which, as a result of the Merger, was converted into a ten-year option to purchase 432,403 shares of common stock at an exercise price of $1.66 per share.

(4)
In April 2013, Finjan, Inc. engaged Shimon Steinmetz to serve as its Chief Financial Officer pursuant to a consulting agreement, which was terminated upon the execution of an employment agreement between the Company and Mr. Steinmetz effective as of July 1, 2013.  Prior to the effectiveness of such employment agreement, the Company paid Mr. Steinmetz $59,999 of consulting fees, including $10,000 of moving expenses, which are reflected as “other compensation” in the table above. During 2013, Finjan, Inc. granted Mr. Steinmetz a ten-year option, which, as a result of the Merger, was converted into a ten-year option to purchase 185,315 shares of common stock at an exercise price of $1.66 per share.

(5)
During 2013, Finjan, Inc. granted Mr. Chinn a ten-year option, which, as a result of the Merger, was converted into an option to purchase 535,355 shares of common stock at an exercise price of $1.66 per share. Mr. Chinn served as the Chief Executive Officer of our subsidiary, Finjan, Inc. from 2010 until April 2, 2014 when he transitioned to focus his time on serving on the Company’s Board of Directors.

(6)
Edward Gildea was the President and Chief Executive Officer of Converted Organics, Inc. prior to the Merger.  Mr. Gildea resigned his positions as an officer of the Company effective as of June 3, 2013.  Mr. Gildea did not receive compensation in his capacity as a director during the year ended December 31, 2013.    The Company awarded 20,162 shares of restricted stock to Mr. Gildea in connection with the closing of the Merger, all of which vested on December 3, 2013.  Mr. Gildea also received $300,000, in cash, in connection with the termination of his severance agreement upon the consummation of the Merger. Mr. Gildea’s compensation is not included in the financial statements included within this Annual Report because this is pre-Merger compensation. Mr. Gildea resigned as a member of the Board on May 8, 2014.

(7)
David Allen was the Chief Financial Officer of Converted Organics, Inc. prior to the Merger.  Mr. Allen resigned his position as an officer of the Company effective as of June 3, 2013.  The Company awarded 2,207 shares of stock to Mr. Allen in connection with the closing of the Merger, all of which vested immediately upon grant.  Mr. Allen also received $175,000, in cash, in connection with the termination of his severance agreement upon consummation of the Merger. Mr. Allen’s compensation is not included in the financial statements included within this Annual Report because this is pre-Merger compensation.

During the years ended December 31, 2013, 2012 and 2011, Daniel Chinn, the Chief Executive Officer of our subsidiary, Finjan, Inc. did not receive any compensation for his services, other than the one-time option award granted by Finjan, Inc. prior to the Merger, which is reflected in the Summary Compensation Table above.  However, Finjan, Inc. incurred legal fees due to a law firm in which Daniel Chinn is a partner of approximately $108,000, $245,000 and $138,000 during 2013, 2012 and 2011, respectively, for legal services rendered to Finjan, Inc. and the Company incurred legal fees due to such law firm of approximately $172,000 during the year ended December 31, 2013 (following the Merger).  All of the fees paid to such law firm by Finjan, Inc. were paid prior to the completion of the Merger and all of the fees paid to such law firm by the Company were paid following completion of the Merger.  As of December 31, 2013, and during the year then ended, Mr. Chinn was the sole executive officer of Finjan, Inc.  See “Certain Relationships and Related Party Transactions.”

Grant of Plan Based Awards

The following table sets forth certain information with respect to grants of plan-based awards during the year ended December 31, 2013:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards

Philip Hartstein	5/7/2013	-	432,403	$1.66	$276,942
Shimon Steinmetz	5/7/2013	-	185,315	$1.66	$118,689
Daniel Chinn	5/7/2013	-	535,355	$1.66	$451,143
Edward Gildea	6/3/2013	20,161	-	n/a	$29,411
David Allen	6/3/2013	2,207	-	n/a	$3,219

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at December 31, 2013.  The following information gives effect to the 1-for-500 reverse stock split that became effective on June 3, 2013, prior to the effective time of the Merger, which we refer to as the “1-for-500 Reverse Stock Split” and the 1-for-12 reverse stock split that became effective at 12:01 a.m. on August 22, 2013, which we refer to as the “1-for-12 Reverse Stock Split.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Philip Hartstein (1)	-	432,403	$1.66	5/7/2023	-	$-	-	$-

Shimon Steinmetz (2)	-	185,315	$1.66	5/7/2023	-	$-	-	$-

Daniel Chinn	422,107	113,248	$1.66	5/7/2023	-	$-	-	$-

Edward Gildea (3)	-	-	$-	-	-	$-	-	$-

David Allen (3)	-	-	$-	-	-	$-	-	$-

(1)  Twenty-five percent (25%) of the options awarded to Mr. Hartstein vested and became exercisable on March 31, 2014 and thereafter, 6.25% of the options vest and become exercisable every three calendar months.

(2)  Twenty-five percent (25%) of the options awarded to Mr. Steinmetz vested and became exercisable on March 31, 2014 and thereafter, 6.25% of the options vest and become exercisable every three calendar months.

(3)  Options to purchase common stock previously held by Edward Gildea and David Allen were exercisable for less than one share following the reverse stock splits described above, and, accordingly, such options were not outstanding as of December 31, 2013.

Option Exercises and Stock Vested

The following table summarizes, with respect to our named executive officers, all options that were exercised or stock that vested during fiscal 2013:

	Option Awards		Restricted Stock
	Number of Shares	Value Realized	Number of	Value Realized
Name	Acquired on Exercise	on Exercise	Shares Vested	on Vesting

Edward Gildea	-	$-	20,161	$154,232

David Allen	-	$-	2,207	$3,219

Employment Agreements

Philip Hartstein

 On July 8, 2013, we and Philip Hartstein entered into an employment agreement, which we refer to as the “Hartstein Employment Agreement”, pursuant to which Mr. Hartstein serves as our President.  The Hartstein Employment Agreement provides for a base salary of $300,000 per year.  In addition, pursuant to the Hartstein Employment Agreement, Mr. Hartstein is eligible to receive a discretionary bonus at the end of every four month period of his employment term, based on Mr. Hartstein’s performance and the overall progress of the Company, in an aggregate amount of up to $75,000 per year.  The Hartstein Employment Agreement was effective as of July 1, 2013.  Either the Company or Mr. Hartstein may terminate the Hartstein Employment Agreement at any time upon 90 days prior written notice.   Prior to the completion of the Merger, on March 29, 2013, Finjan, Inc. entered into a consulting agreement with Mr. Hartstein that provided for substantially the same compensation as described above.  In addition, pursuant to the consulting agreement between Mr. Hartstein and Finjan, Inc., Finjan granted Mr. Hartstein options to purchase 21 shares of Finjan, Inc. common stock at an exercise price of $34,096.87 per share, which options were converted as a result of the Merger into options to purchase 432,403 shares (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split) of our common stock at an adjusted exercise price of $1.6559 per share (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split).  Such options have a four-year vesting term, which vesting shall cease upon a termination of the Hartstein Employment Agreement for any reason, subject to accelerated vesting if Mr. Hartstein is terminated within one year following a change of control of the Company (see “—Potential Payments Upon Termination or Change-in-Control—Messrs. Hartstein and Steinmetz” below).  The consulting agreement between Finjan, Inc. and Mr. Hartstein ceased to be effective upon our entry into the Hartstein Employment Agreement.

Shimon Steinmetz

On July 8, 2013, we and Shimon Steinmetz entered into an employment agreement, which we refer to as the “Steinmetz Employment Agreement”, pursuant to which Mr. Steinmetz serves as our Chief Financial Officer.  The Steinmetz Employment Agreement provides for a base salary of $200,000 per year.  In addition, pursuant to the Steinmetz Employment Agreement, Mr. Steinmetz is eligible to receive a discretionary bonus at the end of each calendar year during his employment term, based on Mr. Steinmetz’s performance and the overall progress of the Company, in an aggregate amount of up to $50,000 per year.  The Steinmetz Employment Agreement was effective as of July 1, 2013.  Either the Company or Mr. Steinmetz may terminate the Steinmetz Employment Agreement at any time upon 90 days prior written notice.   Prior to the completion of the Merger, on March 28, 2013, Finjan, Inc. entered into a consulting agreement with Mr. Steinmetz that provided for substantially the same compensation as described above.  In addition, pursuant to the consulting agreement between Mr. Steinmetz and Finjan, Inc., Finjan granted Mr. Steinmetz options to purchase 9 shares of Finjan, Inc. common stock at an exercise price of $34,096.87 per share, which options were converted as a result of the Merger into options to purchase 185,315 shares (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split) of our common stock at an adjusted exercise price of $1.6559 per share (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split).  Such options have a four-year vesting term, which vesting shall cease upon a termination of the Steinmetz Employment Agreement for any reason, subject to accelerated vesting if Mr. Steinmetz is terminated within one year following a change of control of the Company (see “—Potential Payments Upon Termination or Change-in-Control—Messrs. Hartstein and Steinmetz” below).  The consulting agreement between Finjan, Inc. and Mr. Steinmetz ceased to be effective upon our entry into the Steinmetz Employment Agreement.

We have severance agreements with Edward J. Gildea and David Allen described below under “—Potential Payments Upon Termination or Change-in-Control—Messrs. Gildea and Allen”, both of which have been terminated in connection with the Merger.

Potential Payments Upon Termination or Change-in-Control

Messrs. Hartstein and Steinmetz

 Pursuant to the Hartstein Employment Agreement, the unvested portion of any options granted to Mr. Hartstein pursuant to the consulting agreement between Finjan, Inc. and Mr. Hartstein (and converted into options to purchase our common stock as a result of the Merger) shall accelerate upon the occurrence of a change of control of the Company and termination of the Hartstein Employment Agreement within one year thereafter.

 Pursuant to the Steinmetz Employment Agreement, the unvested portion of any options granted to Mr. Steinmetz pursuant to the consulting agreement between Finjan, Inc. and Mr. Steinmetz (and converted into options to purchase our common stock as a result of the Merger) shall accelerate upon the occurrence of a change of control of the Company and termination of the Steinmetz Employment Agreement within one year thereafter.

Messrs. Gildea and Allen

Effective as of April 20, 2011, the Company entered into severance agreements with Mr. Gildea and Mr. Allen, which provided that, upon a change in control of the Company, Messrs. Gildea and Allen were be entitled to a continuation of payment of their base salary for a term of thirty-six months, payable in bi-weekly installments in accordance with the Company’s regular payroll practices. Such severance agreements defined “Change of Control” to mean the consummation of any of the following events: (i) a sale, lease or disposition of all or substantially all of the assets of the Company, or (ii) a merger or consolidation (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity; provided, however, that a “Change in Control” did not include a sale, lease, transfer or other disposition of all or substantially all of the capital stock, assets, properties or business of the Company (by way of merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction) that involved the Company, on the one hand, and the Company or any of its subsidiaries.

The severance agreements also provided that, in the event a Change of Control occurred, and the employment of either Mr. Gildea or Mr. Allen was terminated (i) by the Company for a reason other than for “Cause” (as defined in the applicable severance agreement) or (ii) by the Executive for “Good Reason” (as defined in the applicable severance agreement), then the Executive would be eligible for severance pay as described above.

Mr. Gildea and Mr. Allen agreed to terminate the severance agreements in connection with the closing of the Merger. In exchange for such termination, the Company paid $300,000 and $175,000 and awarded 20,162 and 2,207 shares of our common stock to Messrs. Gildea and Allen, respectively (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split). The shares of common stock awarded to Mr. Gildea will lapse and be forfeited in the event Mr. Gildea elects to no longer serve as a director of the Company or an affiliate of the Company prior to the six month anniversary of the grant date.

Director and Officer Indemnification Arrangements

We have indemnification arrangements with members of our Board of Directors and our executive officers. These arrangements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We also expect to maintain directors and officers liability insurance and may enter into similar indemnification agreements with future directors and executive officers.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Employee Benefit Plans

Finjan Holdings, Inc. 2014 Incentive Compensation Plan

On January 23, 2014, our Board of Directors adopted the Finjan Holdings, Inc. 2014 Incentive Compensation Plan, subject to approval by our stockholders.  If our stockholders approve the 2014 Plan, it will become effective on the date of the 2014 annual meeting of stockholders and the 2013 Option Plan will terminate, other than with respect to options already outstanding under the 2013 Option Plan, with the result that the 2014 Plan will be the only equity incentive plan available to the Company as of such time.  See “Proposal 3 – Approval of the Finjan Holdings, Inc. 2014 Incentive Compensation Plan” for a description of certain key features of the plan.

Finjan Holdings, Inc. 2013 Global Share Option Plan and Israeli Sub-Plan

We have reserved 2,236,836 authorized but unissued shares of common stock for purposes of the 2013 Option Plan, subject to adjustment in the event of certain transactions, including certain mergers, sales of substantially all of the company’s assets, reverse mergers, and certain changes in control of the company, as well as to reflect stock splits, recapitalizations, share exchanges and similar transactions.  Currently, there are 1,625,476 options outstanding under the 2013 Option Plan.  If our stockholders approve the 2014 Plan at the 2014 annual meeting of stockholders, as set forth in Proposal 3, the 2013 Option Plan will terminate, other than with respect to options already outstanding under the 2013 Option Plan.

Background

On June 3, 2013, immediately following the closing of the Merger, our Board of Directors approved the 2013 Option Plan and determined to submit the 2013 Option Plan to the stockholders of the Company with the recommendation of the Board for approval.  The 2013 Option Plan was approved by the holders of a majority of our common stock approved by written consent in lieu of a special meeting as of July 5, 2013.  Prior to the closing of the Merger, Finjan, Inc. had outstanding options to purchase an aggregate of 77 shares of its common stock, at an exercise price of $34,096.87 per share.  Pursuant to the Merger Agreement, such options were converted as a result of the Merger into options to purchase an aggregate of 1,585,476 shares (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split) of our common stock, at a converted exercise price of $1.6559 per share (on an adjusted basis, after giving effect to the 1-for-12 Reverse Stock Split), which converted options have been granted under our 2013 Option Plan.

            Description

A general description of the basic features of the 2013 Option Plan is set forth below.

The 2013 Option Plan is intended to provide an incentive to retain, in the employ of the company and its affiliates, persons of training, experience, and ability; to attract new employees, directors, consultants and service providers; to encourage the sense of proprietorship of such persons; and to stimulate the active interest of such persons in our development and financial success by providing them with opportunities to purchase our common stock in accordance with the 2013 Option Plan.  Any person who is employed by us or any of our affiliates, as well as any of our directors, consultants, advisers, service providers or controlling stockholders (within the meaning of Israeli Income Tax Ordinance [New Version] 1961, as amended, or the “Ordinance”)  is eligible to participate in the 2013 Option Plan.

The 2013 Option Plan is intended to meet the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986.  In addition, the 2013 Option Plan is intended to enable the company to grant options and issue shares under various tax regimes, including, the United States, Israel and other jurisdictions.

The 2013 Option Plan was effective as of June 3, 2013, the date it was adopted by our Board of Directors and will terminate at the end of ten years from such date of adoption or, if earlier, upon stockholder approval of the 2014 Plan; provided, however, that the 2013 Option Plan will remain in effect until the latest expiration date of any outstanding option.  Subject to applicable law, no option subject to the 2013 Option Plan was able to be exercised until the plan was approved by our shareholders on July 5, 2013.

 The administration, interpretation and operation of the 2013 Option Plan is vested in our Board of Directors, or a compensation or other committee thereof as determined by our Board of Directors.  Effective as of October 7, 2013, our Compensation Committee serves as the administrator of the 2013 Option Plan.  Our Board of Directors, or committee thereof tasked with administering the 2013 Option Plan is sometimes referred to as the “Administrator.”

 The Administrator has the full power and discretionary authority, subject to applicable law and subject to our certificate of incorporation, to: (i) designate optionees; (ii) determine the terms and provisions of the respective option agreements awarded under the 2013 Option Plan (which may, but need not, be identical), including, but not limited to, the number of options to be granted to each optionee, the number of shares to be covered by each option, provisions concerning the time or times when and the extent to which the options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture; (iii) accelerate the right of an optionee to exercise, in whole or in part, any previously granted option; (iv) interpret the provisions and supervise the administration of the 2013 Option Plan; (v) replace, cancel or suspend awards, as necessary; (vi) determine the fair market value of the shares covered by each option in accordance with the 2013 Option Plan; (v) designate the type of options to be granted to an optionee; (vi) alter any restrictions and conditions of any options or shares subject to any options; (ix) determine the purchase price of the option; (x) prescribe, amend and rescind rules and regulations relating to the 2013 Option Plan; and (vii) determine any other matter which is necessary or desirable for, or incidental to the administration of the 2013 Option Plan.

The purchase price of each share subject to an option awarded under the 2013 Option Plan will be determined by the Administrator in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by our Board of Directors (in the event the Board of Directors is not then the Administrator) from time to time.  However, in the case of a grant to any eligible person subject to U.S. taxation, the 2013 Option Plan provides that the purchase price shall not be less than 100% of the fair market value (as determined in accordance with the 2013 Option Plan) of the underlying shares as determined on the date of grant.

The 2013 Option Plan provides that, in the event of certain transactions, including certain mergers, sales of substantially all of the company’s assets, reverse mergers, and certain changes in control of the Company, the unexercised options then outstanding under the plan will be assumed or substituted for an appropriate number of shares of the securities of the successor company, unless the successor company does not agree to do so.  However, any options that are exercisable into shares that have a fair market value that is equal to or less than such option’s purchase price may be cancelled by the Administrator rather than assumed or substituted by the successor company.  The number of shares issuable upon exercise of options may also be adjusted to reflect stock splits, recapitalizations, stock dividends, share exchanges and similar transactions.

Options granted under the 2013 Option Plan may be exercised by the optionee in whole or in part from time to time, to the extent that the options become vested and exercisable, prior to the applicable expiration date, and provided that, subject to certain exceptions, the optionee is employed by, serves as a director, or provides services to us or any of our affiliates, at all times during the period beginning with the date of grant and ending upon the date of exercise.

 Options granted under the 2013 Option Plan, to the extent not previously exercised, will terminate upon the earlier of: (i) the date set forth in the option agreement; (ii) the lapse of ten years from the date of grant; (ii) in the event of certain transaction and other events specified in the plan, and (iii) the expiration of any extended period applicable under the plan following the termination of the optionee’s service to the company or its affiliates.

 In the event of termination of optionee’s employment, directorship or service-provider relationship, with us and all of our affiliates, all options granted to such optionee under the 2013 Option Plan will immediately expire, subject to limited exceptions.  However, the 2013 Option Plan provides that an option may be exercised after the date of termination of an optionee’s employment or service with us or any of our affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of vested options at the time of such termination, if (i) the termination is without cause, in which event any vested option still in force may be exercised within a period of ninety days after the date of such termination or the expiration date of the option, if earlier; or (ii) termination is the result of death or disability of the optionee, in which event any vested option still in force may be exercised within a period of twelve months after the date of such termination or the expiration date of the option, if earlier; or (iii) prior to the date of such termination, the Administrator shall authorize an extension of the terms of all or part of the vested options beyond the date of such termination for a period not to exceed the period during which the options by their terms would otherwise have been exercisable.

 Any form of option agreement authorized by the 2013 Option Plan may contain such other provisions as the Administrator may, from time to time, deem advisable.

 Without derogating from any other rights granted to the Administrator, the Board of Directors may at any time, but when applicable, after consultation with any trustee appointed in accordance with the Israeli sub-plan under the 2013 Option Plan, amend, alter, suspend or terminate the plan and/or any sub-plan thereunder. No amendment, alteration, suspension or termination of the 2013 Option Plan will impair the rights of any optionee, unless mutually agreed otherwise between us and the optionee. Termination of the 2013 Option Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to options granted under the 2013 Option Plan prior to the date of such termination.

 Option awards under the 2013 Option Plan to participants who are residents of the State of Israel or those who are deemed to be residents of the State of Israel for tax purposes, whom we refer to as “Israeli Optionees,” are subject to the provisions of an Israeli sub-plan, which we refer to as the “Israeli Sub-Plan.”  The Israeli Sub-Plan provides that eligible employees who are Israeli Optionees may only be granted options granted pursuant to Section 102 of the Ordinance and eligible non-employee Israeli Optionees may only be granted options granted pursuant to Section 3(i) of the Ordinance.

 Converted Organics 2010 Omnibus Stock Compensation Plan

We previously had the Converted Organics 2010 Omnibus Stock Compensation Plan (the “2010 Plan”), which has been terminated.  No awards are outstanding pursuant to the 2010 Plan and none were granted during the year ended December 31, 2013 or during the current fiscal year.

Director Compensation

Effective immediately following the Merger, we ceased to pay fees or other compensation to our non-executive directors, such that our Board of Directors did not receive any compensation for their service during 2013.

On April 4, 2014, in connection with the appointments of three new directors and establishment of an Audit Committee, the Company’s Board approved the following director compensation for Glenn Daniel, Harry Kellogg and Michael Southworth, the new directors, and Eric Benhamou, the new Chair of the Audit Committee:

•
$65,000 annual director fee, payable in arrears in four equal quarterly installments on the last day of each fiscal quarter during which a director serves as a member of the Board; provided, however, that each such installment shall only be paid if such director served as such during the entire fiscal quarter with respect to which such installment is payable;

•	$17,500 annual fee to members of the audit committee, payable in arrears on the last day of each fiscal year during which such director served as a member of the Audit Committee;

•	$10,000 annual fee to the Chairman of the audit committee, payable in arrears on the last day of each fiscal year during which such Chairman served as the Chairman of the Audit Committee; and

•
Subject to shareholder approval of a new incentive plan, a grant of restricted stock units, or RSUs, to each non-executive director, such RSUs to represent a number of shares of the common stock equal to $100,000, divided by the closing sales price of the common stock on the date of grant, rounded to the nearest whole share, to vest in accordance with the following vesting schedule: one-third of the RSUs to vest on the one year anniversary of the grant date, and an additional 8.33% of the RSUs to vest every three calendar months thereafter.

Equity Compensation Plan Information

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2013, securities issued and securities available for future issuance under the 2010 Plan and 2013 Option Plan were as set forth below.  The 2010 Plan has been terminated, and no equity is outstanding pursuant to such plan.  If our stockholders approve the 2014 Plan at the 2014 annual meeting of stockholders, as set forth in Proposal 3, the 2013 Option Plan will also terminate, other than with respect to options already outstanding under the 2013 Option Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,625,476	$1.76	629,254	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	1,625,476	$1.76	629,254

(1)
As of December 31, 2014, the amount of securities available for future issuance under equity compensation plans was 611,360 shares available under the 2013 Plan and 17,894 shares available under the 2010 Plan.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of our common stock as of May 15, 2014 by:

•	each person who is known by us to own beneficially more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has shares or “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. Under those regulations, the number of shares of common stock and percentages set forth opposite the name of each person and entity in the following table includes common stock underlying options held by that person or entity that are exercisable within 60 days after May 15, 2014, but excludes common stock underlying options held by any other person or entity. Except as noted below, the address for each person listed in the following table is c/o Finjan Holdings, Inc., 122 East 42nd Street, Suite 1512, New York, New York 10168.  Subject to applicable community property laws, we believe that all persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		%(1)
Daniel Chinn, Director	483,319	(2)	2.1%
Philip Hartstein, President	134,928	(3)	*
Shimon Steinmetz, Chief Financial Officer	57,784	(4)	*
Michael Eisenberg, Director	5,353,555	(5)	23.9%
Eric Benhamou, Director	617,718	(6)	2.8%
Alex Rogers, Director	0	(7)	--
All directors and executive officers as a group	6,647,304	(9)	28.8%

BCPI I, L.P. 2480 Sand Hill Road Menlo Park, CA 94025	5,353,555	(10)	23.9%
Israel Seed IV, L.P. 309 Queensgate House South Church Street Georgetown, Grand Cayman, Cayman Islands	4,365,207	(11)	19.5%
HarbourVest International Private Equity Partners IV Direct Fund L.P. c/o HarbourVest Partners, LLC One Financial Center 44th Floor Boston, MA 02111	4,303,435	(12)	19.2%
Cisco Systems, Inc. 170 W. Tasman Drive San Jose, CA 95134	1,688,429		7.5%
Star Bird Holdings Limited c/o BWCI Group, Albert House, South Esplanade, St Peter Port Guernsey GY1 3BY	1,461,933	(13)	6.5%
D and A Income Limited c/o HSBC Trustee (C.I.) Limited HSBC House Esplanade St Helier Jersey JE1 1GT, Channel Islands	1,461,933	(14)	6.5%

*Less than 1%

(1)	Percentages are based on 22,368,453 shares of common stock issued and outstanding as of May 15, 2014.

(2)
Includes options to purchase up to 483,319 shares of common stock, which are currently exercisable or will become exercisable within sixty days, for $1.6559 per share.  Does not include options to purchase up to 52,036 shares of common stock which are not currently exercisable and will not become exercisable within the next 60 days.

(3)
Includes options to purchase up to 134,928 shares of common stock, which are currently exercisable or will become exercisable within sixty days, for $1.6559 per share.  Does not include options to purchase up to 297,475 shares of common stock which are not currently exercisable and will not become exercisable within the next 60 days.

(4)
Includes options to purchase up to 57,784 shares of common stock, which are currently exercisable or will become exercisable within sixty days, for $1.6559 per share.  Does not include options to purchase up to 127,531 shares of common stock which are not currently exercisable and will not become exercisable within the next 60 days.

(5)	Represents the 5,353,555 shares of common stock held by BCPI I, L.P. See footnote (10).

(6)	Includes shares of common stock held by Benhamou Global Ventures LLC, with respect to which Eric Benhamou has sole voting and dispositive power.

(7)
Excludes the 4,303,435 shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P.  Alex Rogers is an employee of HarbourVest Partners (Asia) Limited, a subsidiary of HarbourVest Partners, LLC, the Managing Member of HIPEP IV Direct Associates LLC, which is the General Partner of HarbourVest International Private Equity Partners IV-Direct Fund L.P.  Mr. Rogers does not have voting power or dispositive power with respect to shares held by HarbourVest International Private Equity Partners IV-Direct Fund L.P. and disclaims beneficial ownership of the shares held by HarbourVest International Private Equity Partners IV-Direct Fund.

(8)
Includes 20,162 shares issued to Mr. Gildea in connection with the termination of his severance agreement on June 3, 2013.  The business address for Mr. Gildea is 7A Commercial Wharf West, Boston, MA 02110.

(9)
Includes options to purchase up to 676,031 shares of common stock held by Daniel Chinn, Philip Hartstein and Shimon Steinmetz which are currently exercisable or will become exercisable within 60 days for $1.6559 per share.

(10)
Represents 5,353,555 shares of common stock held by BCPI I, L.P. (“BCPI I”) for itself and as nominee for BCPI Founders’ Fund I, L.P. (“BCPI FF”) and for other individuals and entities.  BCPI Partners I, L.P. (“BCPI GP”), the general partner of both BCPI I and BCPI FF, may be deemed to have sole power to vote and dispose of these shares, BCPI Corporation (“BCPI Corp.”), the general partner of BCPI GP, may be deemed to have sole power to vote  and dispose of these shares, and Michael Eisenberg (“Eisenberg”) and Arad Naveh (“Naveh”), the directors of BCPI Corp., may be deemed to have shared power to vote and dispose of these shares.  The foregoing information is based solely upon information contained in the Schedule 13D filed by BCPI I, BCPI GP, BCPI Corp., Eisenberg and Naveh on June 13, 2013.

(11)
Represents 4,365,207 shares of common stock held by Israel Seed IV, L.P., the general partner of which is Israel Venture Partners 2000 Limited (“Israel Venture”).  Neil Cohen (“Cohen”), Jonathan Medved and Michael Eisenberg are the current members of Israel Venture.  However, Neil Cohen is the managing member of Israel Venture and, in his capacity as such, has voting and dispositive power with respect to securities beneficially owned by Israel Venture.  Both Israel Venture and Cohen have disclaimed beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.  The foregoing information is based solely upon information contained in the Schedule 13D filed by Israel Seed and Israel Venture on June 13, 2013.

(12)
Voting and investment power over the securities owned directly by HarbourVest International Private Equity Partners IV-Direct Fund L.P. (“HarbourVest Direct”) is exercised by the Investment Committee of HarbourVest Partners, LLC, (“HarbourVest Partners”)  which is the Managing Member of HIPEP IV Direct Associates LLC (“HarbourVest Associates”), which is the General Partner of HarbourVest Direct.  Based solely upon the Schedule 13G filed by HarbourVest  Direct, HarbourVest Associates and HarbourVest Partners, each of HarbourVest  Direct, HarbourVest Associates and HarbourVest Partners shares voting and dispositive power with respect to the shares of common stock held by HarbourVest Direct.

(13)
BWCI Pension Trustees Limited (“PTL”) and BWCI Trust Company Limited (“CTL”), as the corporate directors of Star Bird Holdings Limited (“STAR”), manage various investments of STAR, including STAR’s investments in the Company. Each of PTL and CTL has, except in limited circumstances, the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock that STAR may be deemed to beneficially own. As a result, STAR, PTL and CTL may be deemed to constitute a “group” within the meaning of the provisions of Rule 13d-3 of the Exchange Act, with respect to STAR’s investment in the Company. PTL and CTL own directly no Shares.  Each of PTL and CTL have disclaimed beneficial ownership of any securities owned by STAR.  The foregoing information is based solely upon information contained in the Schedule 13G filed by STAR, PTL and CT2 on June 18, 2013.

(14)
D & A Income Limited (“D&A”) is wholly-owned by HSBC International Trustee Limited, Jersey Branch (“HSBC International Trustee Limited”), as the sole trustee of certain trusts.  Accordingly, HSBC International Trustee Limited may be deemed to beneficially own the shares of our common stock held directly by D&A.   HSBC PB Corporate Services 1 Limited is the sole director of D&A and may also be deemed to beneficially own the shares of our common stock held by D&A.  The foregoing is based on information provided by the stockholder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2013, there has not been, nor is there currently planned, any transaction or series of similar transactions in which we were or are a participant and the amount involved exceeds $120,000, and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest, other than the transactions described below and the compensatory transactions described elsewhere in this filing.

Merger

 Finjan Holdings, Inc. (formerly, Converted Organics Inc.) was incorporated in Delaware in January of 2006 for the purpose of establishing a waste-to-fertilizer business. In February 2007, we completed an initial public offering of our common stock.

On June 3, 2013, we entered into an Agreement and Plan of Merger, which we refer to as the “Merger Agreement,” with Finjan, Inc., which we refer to as “Finjan,” and COIN Merger Sub, Inc., pursuant to which COIN Merger Sub, Inc. merged with and into Finjan, Inc. with Finjan being the surviving corporation.  We refer to the transactions contemplated by the Merger Agreement as the “Merger.”  The Merger was consummated on June 3, 2013.

 As a result of the Merger, Finjan became our wholly-owned subsidiary and former holders of Finjan, Inc.’s capital stock received an aggregate of 20,467,058 shares of our common stock, or 91.5% of our outstanding common stock at the effective time of the Merger (on a fully-diluted basis, but excluding any shares underlying the options to purchase up to an aggregate of 1,585,476 shares of our common stock issued pursuant to the Merger Agreement).

On June 3, 2013, as a condition to the closing of the Merger, we entered into an Exchange Agreement with Hudson Bay Master Fund Ltd. (“Hudson Bay”) and Iroquois Master Fund Ltd. (“Iroquois”).  Pursuant to the Exchange Agreement, immediately following the effectiveness of the Merger, each of Hudson Bay and Iroquois exchanged an aggregate of $1,192,500 principal amount of our convertible notes, 13,281 shares of our Series A Preferred Stock and warrants to purchase an aggregate of 105,554 (on an adjusted basis, after giving effect to the 1-for-500 reverse stock split effected on June 3, 2013 and the 1-for-12 reverse stock split effected on August 22, 2013) shares of our common stock for an aggregate of 1,789,470 shares of our common stock, or 8% of our outstanding common stock immediately following the Merger (on a fully-diluted basis, but excluding any shares underlying the options to purchase up to an aggregate of 1,585,476 shares of our common stock issued pursuant to the Merger Agreement).   Each of Hudson Bay and Iroquois also released us, our affiliates, subsidiaries and related companies from any and all debts, liabilities and other claims with respect to such convertible notes, Series A Preferred Stock and warrants.

On June 3, 2013, in connection with the Merger, we entered into a Closing Agreement with Hudson Bay, Iroquois and Michael Eisenberg, in his capacity as the stockholder representative of the former Finjan stockholders, whom we refer to in such capacity as the “Stockholder Representative.”  Pursuant to the Closing Agreement, Hudson Bay and Iroquois severally but not jointly agreed to pay to us, or to third parties for our account, within five days following the effective time of the Merger an amount equal to certain known liabilities and obligations of the Company existing as of the effective time of the Merger.  Such known liabilities, which were in the aggregate amount of $927,385, consisted of accounts payable by us to various vendors, accrued but unpaid compensation expenses, liabilities related to our discontinued Woodbridge, New Jersey operations and expenses incurred by us related to the Merger.  In connection with such obligations, Hudson Bay and Iroquois paid $847,523 to us, or for our account, in accordance with the Closing Agreement.  In addition, Hudson Bay and Iroquois severally but not jointly agreed to pay the Stockholder Representative, for the benefit of the former Finjan stockholders, an amount equal to any and all payments made by us in respect of liabilities of the Company (on an unconsolidated basis) that were not known to Hudson Bay or Iroquois as of the effective time of the Merger, prior to the one-year anniversary of the effective time of the Merger in an amount not to exceed $1,000,000 in the aggregate.  Hudson Bay and Iroquois’ obligations in respect of unknown liabilities are subject to the satisfaction of certain conditions related to the market price and trading volume of our common stock as well as the eligibility of Hudson Bay and Iroquois to sell their shares of Common Stock without any volume restrictions under Federal securities laws.  Hudson Bay and Iroquois will not be required to make such payments in respect of unknown liabilities until reimbursable payments by us equal or exceed $100,000.

Other Transactions

Finjan, Inc. has obtained, and we expect to continue to obtain, legal services from a law firm in which Daniel Chinn, a member of our Board of Directors and a current director and former Chief Executive Officer of our subsidiary Finjan, Inc. is a partner.  During the year ended December 31, 2013, Finjan, Inc. incurred legal fees due to such law firm in the amount of approximately $108,000 (prior to the Merger).  In addition, the Company incurred legal fees due to such law firm in the amount of $182,000 during the year ended December 31, 2013 (following the Merger).  All of the fees paid to such law firm by Finjan, Inc. were paid prior to the completion of the Merger and all of the fees paid to such law firm by the Company were paid following completion of the Merger.

 Prior to the separation from FSI, a former parent company of Finjan, Inc., Finjan periodically received non-interest bearing advances from FSI to support its operations. In February 2013, Finjan, Inc. repaid the outstanding $33,943,000 balance due to the former parent in full, and there are currently no amounts due to the former parent.

As payment for compensation accrued and not paid since April 1, 2006 and expenses incurred but not reimbursed since April 1, 2006, we had previously disclosed an intent to pay in the future, out of available cash, a total of $150,000 to the following current and former executive officers, directors and consultants, each of whom will receive $50,000: Edward J. Gildea, John A. Walsdorf and William A. Gildea.  However, in connection with the closing of the Merger, Edward J. Gildea and William A. Gildea each waived their respective rights to receive such payment.

Related Party Transactions Policy

On October 7, 2013, the Board of Directors adopted a written Related Party Transactions Policy pursuant to which all related party transactions are required to be reviewed and approved.  The policies and procedures are intended to work in conjunction with the Company’s Code of Business Conduct and Ethics, which addresses general conflicts of interest.

For purposes of the policy, a “related party transaction” is, subject to certain limited exceptions, any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which we are a participant, the related person (defined below) had, has or will have a direct or indirect material interest. “Related person” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is known to be a beneficial owner of more than 5% of our voting securities; (c) any immediate family member or person (other than a tenant or employee) sharing the household of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a general partner, principal or is in a similar position, or in which such person, together with all other “related persons,” have in the aggregate 10% or greater beneficial ownership interest.

The policy calls for the Chief Financial Officer, the Audit Committee or the Chair of the Audit Committee, as applicable and in accordance with the Related Party Transaction Policy, to review each related person transaction and determine (in consultation with outside legal counsel if necessary) whether it will approve or ratify that transaction after considering the facts and circumstances of the transaction.

PROPOSAL 1
ELECTION OF DIRECTORS

In accordance with the Company’s certificate of incorporation, our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. Currently, there are seven directors divided into three classes designated Class 1, Class 2 and Class 3.  The term of office for each Class 2 director expires at the 2014 annual meeting of stockholders.  The term of office for each Class 1 director (other than Mr. Southworth who was appointed in 2014) was to expire at the 2013 annual meeting of stockholders, but because a meeting was not held in 2013, the term of office for Class 1 directors also expires at the 2014 annual meeting of stockholders. The term of office for each Class 3 director expires at the 2015 annual meeting of stockholders.  Following the 2014 annual meeting of stockholders, approximately one third of our Board of Directors will be elected each year.  The nominees for re-election to the Board of Directors are as follows:

•
Eric Benhamou, Daniel Chinn and Michael Southworth to serve as Class 1 directors with terms scheduled to end at the 2016 annual meeting of stockholders and until their successors are duly elected and qualified or until the director's earlier resignation or removal.

•
Alex Rogers and Glenn Daniel to serve as Class 2 directors with terms scheduled to end at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified or until the director's earlier resignation or removal.

Two other directors, Messrs. Eisenberg and Kellogg, have been previously elected or appointed to terms that end at the 2015 annual meeting of stockholders.

If any nominees for director should become unavailable, the Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, would designate substitute nominees and proxies would be voted for such substitutes.  Management does not anticipate that any of the nominees will become unavailable.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Vote Required

The affirmative vote of a plurality of the votes present by person or by proxy and entitled to vote at the 2014 annual meeting of stockholders is required to elect each nominee as director.  Cumulative voting in the election of directors is not permitted. Therefore, the three nominees in Class 1 receiving the highest number of affirmative votes cast and the two nominees in Class 2 receiving the highest number of affirmative votes cast at the annual meeting of stockholders will be elected.  For purposes of the vote on this proposal, shares that are withheld and broker non-votes will have no effect on the outcome of the proposal.  Because there are no other candidates for election as directors other than the persons named in the enclosed proxy card and assuming each of those persons receives at least one vote, all of them will be elected.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements for the year ended December 31, 2013 have been audited by Marcum LLP, who served as our independent registered public accounting firm for the last two fiscal years. The Audit Committee has appointed Marcum LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. We have been advised by Marcum LLP that representatives of Marcum LLP will be present at our 2014 annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board of Directors is submitting the appointment of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of Marcum LLP, the Audit Committee may reconsider the appointment and may retain Marcum LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

Vote Required

The ratification of the appointment of Marcum LLP requires the approval of a majority of the votes present in person or by proxy and entitled to vote at the 2014 annual meeting of stockholders. For purposes of the vote on this proposal, abstentions will have the same effect as a vote “against” the proposal and broker non-votes will have no effect on the outcome of the proposal.

Disclosure of Marcum LLP Fees for the Years Ended December 31, 2013 and 2012.

The following table sets forth the fees that the Company was billed or is expected to be billed by Marcum LLP, our independent registered public accountants, for fiscal years 2013 and 2012.

	For The Years Ended December
	2013	2012
Audit Fees (1)	$128,750	$141,459
Audit-Related Fees (2)	73,800	—
Tax Fees (3)	—	—
All Other Fees	—	—

Total	$202,550	$141,459

(1)
Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.

(2)
Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including due diligence.

(3)	Tax fees relate to professional services rendered for tax compliance, tax advice and tax planning for the Company.

Although, we do not have written pre-approval policies and procedures described in paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X, the fees above were approved in advance.

2013 Change in Accounting Firm in connection with Merger

The following disclosure, the substance of which was originally presented in a Current Report on Form 8-K filed on June 3, 2013, in connection with the Company’s Merger, is being presented again below in accordance with applicable SEC rules:

On June 3, 2013, we notified our former independent registered public accounting firm, Moody, Famiglietti & Andronico, LLP (“MFA”), of our intention to engage Marcum LLP as our new independent registered public accounting firm, at which time we dismissed MFA.  Marcum LLP served as the independent registered public accounting firm for Finjan in connection with the Merger.  The decisions to dismiss MFA and to engage Marcum LLP were approved by our board of directors.

MFA’s reports on our balance sheets as of December 31, 2012 and 2011, and the related statements of operations, stockholders' equity, and cash flows for the years then ended did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as described below.

MFA’s report with respect to the year ended December 31, 2012 contained the following explanatory paragraph: “The accompanying consolidated financial statements have been prepared assuming that Converted Organics, Inc. and Subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty”

MFA’s report with respect to the year ended December 31, 2011 contained the following explanatory paragraphs: “The accompanying consolidated financial statements have been prepared assuming that Converted Organics Inc. and subsidiaries will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 19, the Company has restated its 2010 consolidated financial statements to correct the misstatement of the fair value of certain acquisition consideration, the allocation of that acquisition consideration and certain amounts recorded as gain on change in fair value of derivative liability, to conform to accounting principles generally accepted in the United States of America.”

During the two most recent fiscal years prior to MFA’s dismissal and through June 3, 2013 (the date of MFA’s dismissal), there were no disagreements between us and MFA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to MFA’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its reports for such periods.  Also, during such periods, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

We have authorized MFA to respond fully to the inquiries of Marcum.

           We have provided MFA with the foregoing disclosures and requested that it furnish a letter addressed to the SEC stating whether or not it agrees with the statements made by the Company herein. A copy of the response of MFA to the foregoing disclosures, which were initially included in our Current Report on Form 8-K filed with the SEC on June 3, 2013, is filed as Exhibit 16.1 to such Current Report on Form 8-K.

On June 3, 2013, we engaged Marcum as our new independent registered public accounting firm to audit our consolidated financial statements.  During the two most recent fiscal years and through June 3, 2013, neither the Company nor anyone acting on our behalf has consulted with Marcum regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice provided by Marcum was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Report of the Audit Committee

The Audit Committee is currently comprised of Messrs. Benhamou, Daniel, Kellogg and Southworth. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements.  Management has primary responsibility for preparing our financial statements and establishing effective internal controls over financial reporting. Marcum LLP is responsible for auditing those financial statements and expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles established in the United States (GAAP) and on the effectiveness of our internal controls over financial reporting based on criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (1992).

 In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the fiscal year 2013 with our management and representatives of Marcum LLP. Management represented to the Audit Committee that our financial statements for the past fiscal year were prepared in accordance with GAAP.

The Audit Committee also is responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee discussed with Marcum LLP the matters required to be discussed by PCAOB Audit Standard No. 16. The Audit Committee has received both the written disclosures and the letter from Marcum LLP required by the Public Company Accounting Oversight Board Rule 3526 and has discussed with Marcum LLP the independence of Marcum LLP from us. The Audit Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by Marcum LLP are compatible with maintaining the independence of Marcum LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements for fiscal year 2013 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted,

The Audit Committee of the Board of Directors
Eric Benhamou (Chairman)
Glenn Daniel Harry Kellogg Michael Southworth

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL 3
APPROVAL OF THE FINJAN HOLDINGS, INC.
2014 INCENTIVE COMPENSATION PLAN

We are requesting that our stockholders vote in favor of adopting the Finjan Holdings, Inc. 2014 Incentive Compensation Plan (referred to in this proposal as the “2014 Plan”) attached as Annex A. On January 23, 2014, our Board of Directors adopted the 2014 Plan, subject to approval by our stockholders.  If our stockholders approve the 2014 Plan, it will become effective on the date of the 2014 annual meeting of stockholders and the 2013 Option Plan will terminate, other than with respect to options already outstanding under the 2013 Option Plan, with the result that the 2014 Plan will be the only equity incentive plan available to the Company as of such time. The description of certain key features of the 2014 Plan is subject to the specific provisions in the full text of the 2014 Plan, which is attached as Annex A to this Proxy Statement.

The approval of the 2014 Plan is important for many reasons.  Among other things, stockholder approval of the 2014 Plan is necessary in order for us to be able to grant performance-based awards that qualify for the exception to the deductibility limit set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Purposes and Eligibility

The purpose of the Plan is to assist us with attracting and retaining exceptionally qualified officers, employees, consultants and directors upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate such persons to achieve our long-term goals and to more closely align such persons’ interests with those of our stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors are eligible to participate in the 2014 Plan.

Shares Authorized for Issuance

Under the 2014 Plan, 2,196,836 shares of our common stock (“Common Stock”) are authorized for initial issuance.  Except with respect to a stock appreciation right payable only in cash (in which case the number of available shares will not be reduced), the number of shares available under the 2014 Plan will be reduced by the number of shares underlying such right (i.e., shares associated with a stock appreciation right reduce the number of shares available under the 2014 Plan on a gross basis rather than a net basis) or any option.  Each share delivered pursuant to the 2014 Plan in respect of an award other than a stock option or stock appreciation right will reduce the number of shares available under the 2014 Plan by one share.  The 2014 Plan provides that shares used to pay the exercise price or required tax withholding for an award under the 2014 Plan will not be available for future awards under the 2014 Plan.

Administration and Types of Awards

The 2014 Plan is administered by the Compensation Committee of our Board of Directors, which interprets the 2014 Plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards.

The 2014 Plan allows us to grant the following types of awards:

• options (non-qualified and incentive stock options);	• deferred stock;
• stock appreciation rights, or SARs;	• performance units;
• restricted stock;	• annual incentive awards; and
• restricted stock units;	• substitute awards.

Stock Options.  Options may be granted by the Compensation Committee and may be either non-qualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee (and incentive stock options are subject to further statutory restrictions that are set forth in the 2014 Plan). The exercise price for all stock options granted under the 2014 Plan will be determined by the Compensation Committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. Further, stockholders who own greater than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of our common stock on the date of grant.

The term of all stock options granted under the 2014 Plan will be determined by the Compensation Committee generally not to exceed 10 years, and the term of an incentive stock option may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock).  No incentive stock option may be granted to an optionee which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. In the event an optionee is awarded incentive stock options in excess of $100,000 during the same year, such excess will be treated as non-qualified stock options.  Each option gives the participant the right to receive a number of shares of Common Stock upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise) personal check, wire transfer or, if approved by the Compensation Committee, shares of Common Stock or restricted Common Stock.

The 2014 Plan prohibits the repricing of stock options.  For this purpose, whether an action constitutes “repricing” is determined based on generally applicable accounting principles.  The 2014 Plan provides that dividend equivalents will not be payable with respect to stock options.

Stock Appreciation Rights or SARs.  All SARs may be granted on a stand-alone basis (i.e., not in conjunction with stock options granted under the 2014 Plan) or on a tandem basis. SARs are subject to the terms and conditions, including vesting conditions, set by the Compensation Committee. A SAR granted under the 2014 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price, known as the strike price, fixed by the Compensation Committee, which will not be less than 100% of the fair market value of the Common Stock on the grant date of the SAR. Payment may be made in cash, shares of Common Stock, or other property, in any combination as determined by the Compensation Committee.  The 2014 Plan prohibits the repricing of SARs (as described in the Stock Options section above).  The 2014 Plan provides that dividend equivalents will not be payable with respect to SARs.

Restricted Stock and Restricted Stock Units.  Restricted stock is Common Stock that is forfeitable until the restrictions lapse. Restricted stock units are rights granted as an award to receive shares of Common Stock, conditioned upon the satisfaction of restrictions imposed by the Compensation Committee. The Compensation Committee will determine the restrictions for each award and the purchase price, if any, in the case of restricted stock.  Restrictions on the restricted stock and restricted stock units may include time-based restrictions, the achievement of specific performance goals or, in the case of restricted stock units, the occurrence of a specific event.  Participants do not have voting rights in restricted stock units, but participants’ restricted stock units may be credited with dividend equivalents to the extent dividends are paid or distributions are made prior to settlement thereof. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or restricted stock units.

Deferred Stock.  Deferred stock is the right to receive shares of Common Stock at the end of a specified deferral period.  The Compensation Committee will determine the number of shares and terms and conditions for each deferred stock award, and whether such deferred stock will be acquired upon the lapse of restrictions on restricted stock or restricted stock units.  Participants do not have voting rights in deferred stock, but participants’ deferred stock may be credited with dividend equivalents to the extent dividends are paid or distributions made during the deferral period.

Performance Units.  Performance units are any grant of (1) a bonus consisting of cash or other property the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by the Compensation Committee, or (2) a unit valued by reference to a designated amount of property.  Performance units may be paid in cash, shares of Common Stock or restricted stock units. The Compensation Committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met.  If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.

Annual Incentive Awards.  The 2014 Plan includes annual incentive awards. The Compensation Committee will determine the amounts and terms of all annual incentive awards, including performance goals, which may be weighted for different factors and measures. In the case of annual incentive awards intended to satisfy Section 162(m) of the Code (“Section 162(m)”), the Compensation Committee will designate individuals eligible for annual incentive awards within the first 90 days of the year for which the annual incentive award will apply and will certify attainment of performance goals within 60 days following the end of each year.  In addition, the Compensation Committee will establish the threshold, target and maximum annual incentive award opportunities for each participant.  Annual incentive awards may be paid in cash, shares of Common Stock, restricted stock, options or any other award under the 2014 Plan.

Substitute Awards.  Substitute awards are awards that may be granted in replacement of stock or stock-based awards from another business held by current and former employees or non-employee directors of, or consultants to, such business that is, or whose stock is, acquired by us, in order to preserve the economic value of all or a portion of a substituted award on such terms and conditions (including price) as the Compensation Committee determines.

Performance-Based Compensation

The objective performance criteria for awards (other than stock options and SARs) granted under the 2014 Plan that are designed to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) and are to be based on one or more of the following measures:

●	Earnings (either in the aggregate or on a per-share basis);	●	Operating and maintenance cost management and employee productivity;

●	Net income or loss (either in the aggregate or on a per-share basis);	●	Share price or total shareholder return (including return on assets, investments, equity, or sales);

●	Operating profit;

●	Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-Share basis);	●	Return on assets, equity, or sales;

●	Growth or rate of growth in cash flow;	●	Growth or rate of growth in return measures;

●	Cash flow provided by operations (either in the aggregate or on a per-share basis);	●	Share price (including growth measures and total shareholder return or attainment by our common stock of a specified value for a specified period of time);

●	Free cash flow (either in the aggregate on a per-share basis);	●	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets and goals relating to acquisitions or divestitures;

●	Costs;

●	Gross or net revenues;	●	Achievement of business or operational goals such as market share and/or business development; or

●	Reductions in expense levels in each case, where applicable, determined either on a company-wide basis or in respect of any one or more business segments;	●	Debt ratings, debt leverage and debt service.

In any calendar year, no participant may be granted awards for options or SARs that exceed, in the aggregate, 223,683 underlying shares of Common Stock. In any calendar year, no participant may be granted awards for restricted stock, deferred stock, restricted stock units or performance units (or any other award other than options or SARs which is determined by reference to the value of shares or appreciation in the value of shares) that exceed, in the aggregate, 223,683 underlying shares of Common Stock.  No participant may be granted a cash award for any calendar year, the maximum payout for which would exceed $1.0 million.  No participant may be granted a cash award for a performance period of more than one year, the maximum payout for which would exceed $3.0 million.  These limits are higher than we expect to be needed for awards under the 2014 Plan, and are included in the 2014 Plan to comply with the requirements for deductibility of awards subject to Section 162(m).

Change in Control

Unless provided otherwise in an award agreement, a participant’s awards will become vested, the relevant restrictions will lapse and the relevant performance goals will be deemed to be met upon the involuntary termination of such participant’s employment or service without cause during the two-year period following the occurrence of a change in control.  In addition, the Compensation Committee may, in order to maintain a participant’s rights in the event of any change in control of our company, (1) make any adjustments to an outstanding award to reflect such change in control or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award.  Furthermore, the Compensation Committee may cancel any outstanding unexercised options or SARs (whether or not vested) that have an exercise price or strike price, as applicable, that is greater than the fair market value of the Common Stock as of the date of the change in control.  Under the 2014 Plan, the Compensation Committee will also have the ability to cash out any options or SARs (whether or not vested) that have an exercise price or strike price, as applicable, that is less than the fair market value of our common stock as of the date of the change in control. If the Compensation Committee determines that such an award should be cashed-out, the participant will receive the lesser of the fair market value of a share of our common stock on the date of the change in control or the price paid per share in the transaction that constitutes the change in control.

For purposes of the 2014 Plan, a “change in control” occurs when (1) any corporation, person or other entity, including a group, becomes the beneficial owner of more than 50% of our then-outstanding Common Stock, (2) we are consolidated or merged with or into another corporation other than a majority-owned subsidiary (unless the Board of Directors determines in good faith that such merger is an acquisition by us of a target that is larger than us), or we sell, lease, exchange, or otherwise transfer at least eighty-five percent (85%) of our assets, provided, that, following such a transaction, the members of the Board prior to such transaction no longer constitute a majority of the board surviving after such transaction, (3) we consummate a plan of liquidation of the Company, or (4) within any 12-month period a majority of our Board of Director positions are no longer held by (a) individuals who were members of the Board of Directors at the beginning of such 12-month period (the “Initial Board Members”) and (b) those individuals who were first elected as directors upon the recommendation of the Initial Board Members (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest).  With respect to any award which would be considered deferred compensation subject to Section 409A of the Code, a similar, but Section 409A-compliant, definition of “change in control” applies.

For purposes of the 2014 Plan, “cause” means (a) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects; (b) breach of a fiduciary duty owed to the Company; (c) violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, to which a participant is subject; (d) unauthorized disclosure or use of confidential information or trade secrets; (e) violation of any lawful policies or rules of the Company, including any applicable code of conduct; (f) commission of criminal activity; (g) failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (h) neglect or misconduct in the performance of a participant’s duties and responsibilities, provided that he or she does not cure such neglect or misconduct within ten (10) days after the we give written notice of such neglect or misconduct to such participant.  However, if a participant is subject to an employment agreement with us that contains a different definition of “cause,” the definition contained in the employment agreement will control.

Termination of Employment or Service

With respect to stock options and SARs granted pursuant to an award agreement, unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service due to his or her death or disability, such participant’s stock options or SARs will vest and remain exercisable until one year after such termination (but not beyond the original term of the option), and thereafter will be cancelled and forfeited to us.  Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service by the participant without cause, such participant’s vested stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination (but not beyond the original term of the option) and thereafter will be cancelled and forfeited to us.  Unless the applicable award agreement provides otherwise, in the event of a participant’s voluntary termination of employment or service (and not due to such participant’s death, disability or retirement), such participant’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 30 days after such termination (but not beyond the original term of the option) and thereafter will be cancelled and forfeited to us.  In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options or SARs will immediately be cancelled and forfeited to us.

Unless the applicable award agreement provides otherwise, (1) with respect to restricted stock, in the event of a participant’s termination of employment or service for any reason other than death or disability, all unvested shares will be forfeited to us, and (2) upon termination because of death or disability, all unvested shares of restricted stock will immediately vest.

Amendment and Termination

The 2014 Plan may be terminated by our Board of Directors. Awards granted before the termination of the 2014 Plan may extend beyond such termination in accordance with their terms. The Compensation Committee is permitted to amend the 2014 Plan or the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of such awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent (except (a) to the extent such amendment relates to the adoption of a new law or regulation where such amendment is necessary or advisable to carry out the purpose of the award, (b) as permitted by the award agreement, or (c) in the case of a termination of the award in compliance with the requirements of Section 409A of the Code), and no such action or amendment may violate rules under Section 409A of the Code regarding the form and timing of payment of deferred compensation. Stockholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NASDAQ Capital Market.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the 2014 Plan are not transferable except by will or the laws of descent and distribution. The Compensation Committee will have sole discretion to permit the transfer of an award to certain family members specified in the 2014 Plan.

Adjustments

In the event a stock dividend, stock split, reorganization, recapitalization, spin-off, or other similar event affects our common stock such that the Compensation Committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2014 Plan, the Compensation Committee will (among other actions and subject to certain exceptions) adjust the number and type of shares available under the 2014 Plan, the number and type of shares subject to outstanding awards and the exercise price of outstanding stock options and other awards.

Federal Tax Consequences

The following summary is based on U.S. federal income tax laws in effect as of January 1, 2014. Such laws and regulations are subject to change. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation.  If an award fails to comply with Section 409A of the Code, the award may be subject to immediate taxation, interest and tax penalties in the year the award vests or is granted. This summary does not constitute tax advice and does not address possible state, local or foreign tax consequences.

Options.  The grant of stock options under the 2014 Plan will not result in taxable income to the recipient of the option or an income tax deduction for the Company. However, the transfer of Common Stock to an option holder upon exercise of his or her options may or may not give rise to taxable income to the option holder and tax deductions for the Company, depending upon whether the options are “incentive stock options” or non-qualified options.

The exercise of a non-qualified option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for the Company in the amount by which the fair market value of the shares of Common Stock purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the date of such exercise will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.

In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for the Company if the holder has been an employee of ours at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability).  If the holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options.  If the option holder disposes of the shares purchased more than two years after the incentive stock option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as “disqualifying dispositions”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. The Company would be entitled to a tax deduction equal to that amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition of the shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the option holder.

Stock Appreciation Rights.  The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for the Company.  Upon exercise of an SAR, the amount of any cash the participant receives and the fair market value as of the exercise date of any Common Stock received are taxable to the participant as ordinary income and such amount will be deductible by the Company.

Restricted Stock.  Unless an election is made by the recipient under Section 83(b) of the Code, a participant will not recognize any taxable income upon the award of shares of restricted stock that are not transferable and are subject to a substantial risk of forfeiture.  Dividends paid with respect to restricted stock prior to the lapse of restrictions applicable to that stock will be taxable as compensation income to the participant. Generally the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse, less any amount paid with respect to the award of restricted stock.  The recipient’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for such restricted stock. The recipient’s holding period will commence on the date on which the restrictions lapse.

As indicated above, a participant may elect, under Section 83(b) of the Code, to recognize taxable ordinary income upon the award date of restricted stock (rather than being taxed as described above) based on the fair market value of the shares of Common Stock subject to the award on the date of the award.  If a participant makes that election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to his or her restricted stock award lapse.  Assuming compliance with the applicable tax withholding and reporting requirements, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in the taxable year in which that participant recognizes that ordinary income.

Deferred Stock.  The granting of deferred stock generally should not result in taxable ordinary income to the recipient of a deferred stock, or a tax deduction for the Company. The payment or settlement of deferred stock should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of Common Stock received, and a corresponding tax deduction by the Company. Rules relating to the timing of payment of deferred compensation under Section 409A of the Code are applicable to deferred stock and any violation of Section 409A of the Code may result in potential acceleration of income taxation, as well as interest and tax penalties to the participant.

Other Awards.  The granting of restricted stock units, performance units or an annual incentive award generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company.  The payment or settlement of these awards should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of Common Stock received, and a corresponding tax deduction by the Company.  If the award consists of shares of Common Stock that are not transferable and are subject to a substantial risk of forfeiture, the tax consequences to the participant and the Company will be similar to the tax consequences of restricted stock awards described above, assuming that such award is payable upon the lapse of the restrictions. If the award consists of unrestricted shares of Common Stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and the Company will be entitled to a corresponding tax deduction.

Section 162(m) of the Code.  Under Section 162(m) of the Code, we may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our Chief Executive Officer or any one of our other three highest paid executive officers (other than the Chief Financial Officer) who are employed by the Company on the last day of our taxable year. However, certain “performance-based compensation,” the material terms of which are disclosed to and approved by our stockholders, is not subject to this deduction limitation.

Section 280G of the Code.  Under certain circumstances, accelerated vesting, exercise or payment of awards under the 2014 Plan in connection with a “change in control” of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Code.  To the extent that it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the amount of the excess parachute payment.  The 2014 Plan provides for an automatic reduction of a participant’s awards under the 2014 Plan to the extent that an award would result in any excess parachute payment that would trigger such an excise tax.  However, if the participant would net a greater amount if the automatic reduction did not apply and the participant paid his or her applicable ordinary and excise taxes on such amount, then such reduction shall not apply.

2014 Plan Benefits

Subject to stockholder approval of the 2014 Plan, our Board of Directors has approved grants of restricted stock units (“RSUs”) and options to certain non-executive employees and non-executive directors.  The following table reflects the anticipated issuance of such RSUs and options, if the 2014 Plan is approved at the annual meeting.

NEW PLAN BENEFITS
Finjan Holdings, Inc. 2014 Incentive Compensation Plan
Name and Position	Dollar Value ($)	Number of Units
Philip Hartstein (President)	--	--
Shimon Steinmetz (Chief Financial Officer)	--	--
Daniel Chinn (Chief Executive Officer, Finjan, Inc.)	--	--
Executive Group	--	--
Non-Executive Director Group	$300,000	(1)
Non-Executive Officer Group (RSUs)	$1,200,000	(2)
Non-Executive Officer Group (Options)	$-	25,000 (3)

(1) In April 2014, subject to stockholder approval of the Company’s 2014 Plan, the Company’s Board of Directors approved grants of RSUs to three non-executive directors, totalling $300,000.  Such RSUs will represent a number of shares of common stock equal to $100,000 for each director, divided by the closing sales price of the common stock on the date of grant, rounded to the nearest whole share.  One-third of the RSUs are scheduled to vest on the one year anniversary of the grant date, and an additional 8.33% of the RSUs are scheduled to vest every three calendar months thereafter, subject to stockholder approval of the 2014 Incentive Compensation Plan.

(2) During the three months ended March 31, 2014, the Board of Directors approved grants of RSUs to three non-executive employees of the Company valued at $1.2 million in the aggregate on the grant dates under the 2014 Plan, subject to stockholder approval.  Each RSU grant vests over a three year period, with one-third of the RSUs vesting on the one year anniversary of the grant date, and the remaining vesting at the rate of 8.33% every three calendar months thereafter.

(3) Excercise price of $5.68

Other than as set forth above, the Company cannot determine the amounts of awards that will be granted under the 2014 Plan or the benefits of any awards to the executive officers named in the Summary Compensation Table, the executive officers as a group, or employees who are not executive officers as a group.  Under the terms of the 2014 Plan, the number of awards to be granted is within the discretion of the Compensation Committee.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE FINJAN HOLDINGS, INC. 2014 INCENTIVE COMPENSATION PLAN, ATTACHED AS ANNEX A.

Vote Required

The approval of the Finjan Holdings, Inc. 2014 Incentive Compensation Plan requires a majority of the votes present in person or by proxy and entitled to vote at the 2014 annual meeting of stockholders. For purposes of the vote on this proposal, abstentions will have the same effect as a vote “against” the proposal and broker non-votes will have no effect on the outcome of the proposal.

OVERVIEW OF PROPOSALS 4A THROUGH 4G
(CHARTER AMENDMENT PROPOSALS)

Background of the Charter Amendment Proposals

We are seeking stockholder approval to adopt an amended and restated certificate of incorporation in the form of the Amended and Restated Certificate of Incorporation attached as Annex B to this proxy statement (the “Amended and Restated Charter”).  The Amended and Restated Charter would, among other things, (i) decrease the number of authorized shares of stock of the Corporation from 1,000,000,000 shares of common stock and 10,000,000 shares of preferred stock, to 80,000,000 shares of common stock and 10,000,000 shares of preferred stock, (ii) provide that the Board will consist of not less than three nor more than fifteen directors and clarify provisions regarding our Board structure, (iii) eliminate the ability of holders of our common stock to vote on amendments relating solely to preferred stock, (iv) require supermajority stockholder approval for certain actions, (v) require that any corporate action to be taken by our stockholders be effected at a duly called annual or special meeting, and eliminate the ability of stockholders to take such action by written consent, (vi) make the Court of Chancery of the State of Delaware the exclusive forum for certain actions against or on behalf of the Company, (vii) update provisions regarding indemnification and personal liability of directors, and (viii) make such other changes and amendments as set forth in the proposed Amended and Restated Charter.  Proposals 4A through 4G (which we refer to collectively as the “Charter Amendment Proposals”) are being presented to our stockholders as separate proposals pursuant to Rule 14a-4(a)(3) under the Exchange Act, also known as the “Unbundling Rule.”

On April 29, 2014, the Board unanimously approved the Amended and Restated Charter following the Board’s unanimous determination that approval of the Amended and Restated Charter was advisable and in the best interests of the Company and its stockholders, and resolved to submit the Amended and Restated Charter to the Company's stockholders for consideration and approval.  The material effects of the Amended and Restated Charter, including the material effects of the amendments contemplated by each Charter Amendment Proposal, are described below.  Such description does not purport to describe all of the terms of the Amended and Restated Charter and is qualified in its entirety by the complete text thereof.  We urge you to read the full text of the Amended and Restated Charter, attached as Annex B.

Relationship to Other Proposals

The adoption by the stockholders and effectiveness of each Charter Amendment Proposal is not conditioned upon any other proposal.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CHARTER AMENDMENT PROPOSALS (PROPOSAL NOS. 4A THROUGH 4G).

Vote Required

The affirmative vote of a majority of the outstanding shares of our common stock as of May 15, 2014, the record date for this special meeting, is required to adopt each Charter Amendment Proposal.  Because the approval of each Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock (rather than holders of a majority of such shares present in person or by proxy at the meeting), abstentions and broker non-votes with respect to any of the Charter Amendment Proposals will have the same effect as a vote “against” such Charter Amendment Proposal.

Effectiveness of the Amended and Restated Charter

To the extent approved by our stockholders, the Amended and Restated Charter will be effective upon filing with the Secretary of State of the State of Delaware, which we intend to do promptly after stockholder approval is obtained.  The Amended and Restated Charter will only include those provisions that are approved by stockholders.  The Amended and Restated Charter will not be filed with the Secretary of State of the State of Delaware to the extent the Charter Amendment Proposals are not approved by our stockholders.

PROPOSAL 4A
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 1 BILLION TO 80 MILLION

Our Board has determined that it is advisable and in the best interests of our stockholders to reduce the number of authorized shares of our common stock from 1 billion shares of common stock to 80 million shares of common stock.  If adopted, this Proposal 4A will have no effect on the authority of the Board to issue up to 10 million shares of preferred stock.  The Board will continue to have the ability to designate classes of preferred stock without first obtaining stockholder approval.

Summary of Proposal 4A

We effected a 1-for-500 reverse stock split and a 1-for-12 reverse stock split of our common stock on June 3, 2013 and August 22, 2013, respectively, which resulted in a significant reduction of the number of outstanding shares of our common stock, and a corresponding increase in the number of authorized but unissued shares of our common stock.  As of the date of this proxy statement, we have 975,394,711 authorized but unissued shares of common stock, taking into account shares reserved for issuance under the 2013 Option Plan.  If this Proposal 4A is adopted, we will have 55,394,711 authorized but unissued shares of common stock, assuming no additional shares of common stock are issued prior to the date of the meeting and after taking into account 2,236,836 shares reserved for issuance under the 2013 Option Plan.  If the 2014 Plan is also approved by stockholders at this 2014 annual meeting of stockholders, we would have 53,809,235 authorized but unissued shares of common stock, assuming no additional shares of common stock are issued prior to the date of the meeting and after taking into account 2,196,836 shares reserved for issuance under the 2014 Plan and the 1,625,476 options outstanding under the 2013 Option Plan.

Decreasing the number of authorized shares of our common stock is expected to reduce our liability for Delaware franchise taxes, which we are required to pay as a Delaware corporation.  Our Board believes that the number of authorized but unissued shares available if this Proposal 4A is approved will provide sufficient flexibility to issue additional shares of common stock for the foreseeable future to raise capital, effect stock splits or stock dividends, provide employee stock incentive compensation or implement other stock ownership plans, consummate acquisitions and engage in other types of capital or strategic transactions as the Board may determine to be advisable and in the best interests of the Company and its stockholders.  We have no current expectation, plan, agreement or arrangement for the issuance of any shares of common stock in connection with any such transaction or contractual commitment at this time, other than our commitments to issue common stock in respect of outstanding options issued under the 2013 Option Plan and as otherwise disclosed with respect to the 2014 Plan in Proposal 3.

Notwithstanding the decrease in shares available for issuance contemplated by this proposal, a substantial number of shares will remain available for issuance, even if this Proposal 4A is adopted.  The continued availability of a substantial number of authorized shares for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company.  Available authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support our Board in a potential takeover scenario.  The Board has not proposed the decrease in the amount of authorized shares with the intention of discouraging or encouraging tender offers or takeover attempts.

If this Proposal 4A is approved and the Amended and Restated Charter is adopted, the decrease in our authorized common stock will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of our common stock.  However, the actual issuance of additional shares of our common stock in the future will increase the number of shares outstanding, which may have a dilutive effect on our earnings per share and will negatively affect the voting power of the present holders of our common stock.

Proposal 4A as Reflected in Amended and Restated Charter

If this Proposal 4A is adopted, we will amend our current certificate of incorporation (the “Current Charter”) by amending and restating the first sentence of Article 4 of the Current Charter as set forth in Paragraph A of Article IV and related provisions of the Amended and Restated Charter.

PROPOSAL 4B

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO PROVIDE THAT THE BOARD WILL CONSIST OF BETWEEN THREE AND FIFTEEN DIRECTORS AND TO CLARIFY PROVISIONS RELATED TO OUR BOARD STRUCTURE

Our Board has determined that it is advisable and in the best interests of our stockholders to adopt amendments to our Current Charter (i) that provide for a Board consisting of not less than three nor more than fifteen members and (ii) update provisions related to the classification of our Board.

Summary of Proposal 4B

The Current Charter authorizes our Board to fix the number of directors serving on our Board by resolution and provides for the classification of our Board into three classes.  Our Board has determined that it is advisable and in the best interest of the Company to amend the Current Charter to provide that our Board will consist of not less than three nor more than fifteen directors.  In addition, our Board has determined that it is advisable to add provisions to our Current Charter to clarify that, if we increase the size of our Board, any director appointed to fill a vacancy resulting from such increase will be appointed to a class determined by the Board so as to maintain the number of directors in each class as equal as is reasonably possible.  Under the Amended and Restated Charter, vacancies on our Board would be filled by the remaining members of the Board, unless the Board determines that such vacancies will be filled by the stockholders.

Our Board believes that these proposed amendments will help provide the long-term continuity on our Board that is intended by our existing classified board structure.  However, classified boards generally, and the ability of incumbent directors to appoint additional directors could be used to discourage persons from attempting to gain control of the Company or to dilute the power of Board members who might support a change of control transaction.

Proposal 4B as Reflected in Amended and Restated Charter

If this Proposal 4B is adopted, we will amend the Current Charter by deleting Article 6 of the Current Charter and adding Article V and related provisions as set forth in the Amended and Restated Charter; provided that we will not include the last sentence of Article V, Paragraph D unless Proposal 4D is adopted.

PROPOSAL 4C
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO ELIMINATE THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO VOTE ON AMENDMENTS RELATING SOLELY TO PREFERRED STOCK

Our Board has determined that it is advisable and in the best interest of our stockholders to adopt amendments to our Current Charter that eliminate the ability of our common stockholders to vote on amendments to our certificate of incorporation that relate solely to the terms of a series or class of preferred stock.

Summary of Proposal 4C

The Current Charter authorizes our Board to fix by resolution any of the designations, powers, preferences, rights, qualifications, limitations or restrictions of any class or series of our preferred stock.  However, under the DGCL, once the terms of a class of preferred stock are adopted as part of our certificate of incorporation, in the absence of a provision in our certificate of incorporation to the contrary, the terms of the preferred stock determined by the Board could not be altered without the vote of our common stockholders.  Consistent with the Board’s authority to determine the terms of our preferred stock without stockholder approval, our Board has determined that it is advisable and in the best interest of the Company to amend the Current Charter to eliminate the ability of common stockholders to vote on amendments relating solely to the terms of a series of preferred stock.  Accordingly, the Amended and Restated Charter provides that, while each share of common stock will entitle the holder to one vote on any matter that is submitted to a vote of stockholders, holders of our common stock will not be entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of the preferred stock if the affected holders are entitled to vote on such matter pursuant to the Amended and Restated Charter or pursuant to the General Corporation Law of the State of Delaware (“DGCL”).

The Amended and Restated Charter provides additional flexibility to the Board to modify the number of shares of any series of preferred stock, provided that the overall number of shares of preferred stock remains subject to the existing 10 million authorized shares of preferred stock.

In connection with such amendment, the Board also determined that it is advisable to further clarify certain, relative rights of our capital stock.  Accordingly, the Amended and Restated Charter expressly provides that common stockholders’ rights to receive dividends and rights upon the liquidation of the Company will be subject to any priority rights of then outstanding classes or series of preferred stock.

As of the date of this proxy statement, we have no outstanding shares of preferred stock and we have no current expectation, plan, agreement or arrangement for the issuance of any shares of preferred stock.

Proposal 4C as Reflected in Amended and Restated Charter

If this Proposal 4C is adopted, we will amend the Current Charter by deleting the second sentence of Article 4 of the Current Charter and adding Paragraph B of Article IV and related provisions as set forth in the Amended and Restated Charter.

PROPOSAL 4D
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
PROVIDE FOR SUPERMAJORITY VOTING FOR CERTAIN ACTIONS

Our Board has determined that it is advisable and in the best interest of our stockholders to adopt amendments to our Current Charter that provide for supermajority voting in connection with certain stockholder actions.

Summary of Proposal 4D

The DGCL permits a corporation to specify in its certificate of incorporation or bylaws voting requirements for actions to be taken by its stockholders (subject to exceptions for certain actions specified in the DGCL).  Our Current Charter does not specify the voting requirements for amending our certificate of incorporation or bylaws or removing a member of our Board for cause.  Therefore, under the DGCL, our stockholders have the ability, among other things, (i) to adopt, repeal and amend our bylaws with the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at a duly called meeting, or by the written consent of the holders of a majority of our outstanding shares of common stock, (ii) to amend any provision of our Current Charter with the affirmative vote or written consent of the holders of a majority of our outstanding shares of common stock or (iii) to remove a director for cause with the affirmative vote of holders of a majority of the shares of our common stock present and entitled to vote at a duly called meeting, or by the written consent of the holders of a majority of our outstanding shares of common stock.

Our Board has determined that it is advisable to require the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors for shareholders:

•	To amend, alter, repeal or adopt bylaws of the Company (except to the extent that our Board will continue to have the power to amend, repeal or modify our bylaws without stockholder approval);

•	To amend, alter, repeal or adopt provisions inconsistent with, provisions in the Amended and Restated Charter relating to:

o	the size and classified structure of the Board, director removal requirements and the ability to fill vacancies on the Board;

o	the prohibition against stockholder action by written consent;

o	supermajority voting requirements for charter and bylaw amendments;

o	indemnification of directors and officers; and

o	the designation of the Delaware Court of Chancery as the exclusive forum for certain legal actions.

•	To remove a director for cause.

Supermajority vote requirements are designed to provide protection for all stockholders by protecting them against self-interested action by one or a few large stockholders, and to encourage a person seeking control of a company to negotiate with its board of directors to reach terms that are fair and provide the best results for all stockholders.  The Board has determined that it is appropriate to adopt supermajority voting requirements at this time with respect to the actions described above.  In reaching these determinations, the Board was cognizant of the substantial beneficial ownership of our common stock by members of our Board.  The supermajority vote requirements ensure that minority stockholders have a voice in determining certain core features of the company’s corporate structure and governance and major business combinations as well as the long-term continuity of our Board.

Supermajority voting requirements could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company, and may have the effect of insulating the Board from action to remove directors when a majority of our shareholders believe doing so is in their best interest.  The Board has not proposed the supermajority voting requirements described above with the intention of discouraging tender offers or takeover attempts.

Proposal 4D as Reflected in Amended and Restated Charter

If this Proposal 4D is adopted, we will amend the Current Charter by deleting Articles 5 and 11 of the Current Charter in their entirety and adding Articles VII and VIII and the last sentence of Article V, Paragraph D and related provisions as set forth in the Amended and Restated Charter.

PROPOSAL 4E
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
PERMIT STOCKHOLDER ACTION ONLY AT A DULY CALLED MEETING AND TO PROHIBIT ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

 Our Board has determined that it is advisable and in the best interests of our stockholders to amend our Current Charter to require that stockholder action be taken only at a duly called meeting and prohibit action by written consent of stockholders.

Summary of Proposal 4E

The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action taken is signed by the holders of not less than the minimum number of votes that would be necessary to take such action at a meeting at which all stockholders having a right to vote on such matter were present and voted.

Our Current Charter does not contain any provision restricting or regulating stockholder action by written consent, although our bylaws permit stockholder action by written consent.  The proposed amendment to our Current Charter would (i) eliminate the ability of our stockholders to act by written consent without a meeting, thus requiring all stockholder action to be taken at an annual or special meeting of stockholders, and (ii) provide that special meetings of the stockholders may be called only by the Chairman of the Board (if any), our Chief Executive Officer (or if no Chief Executive Officer shall then be serving, our President), or our Board pursuant to a resolution approved by a majority of the Board.

Our Board of Directors believes that this amendment protects the interests of stockholders generally should a person or group holding a majority of our stock seek to call a special meeting of stockholders or seek stockholder action by written consent without a meeting, to the detriment of minority stockholders.  By permitting action to be taken only at a duly called annual or special meeting of stockholders and eliminating action by written consent of stockholders, the amendment would give all of our stockholders entitled to vote on a particular matter advance notice of and the opportunity to participate in the determination of any proposed action and the ability to take judicial or other action to protect their interests.

This proposal could have a potential anti-takeover effect and might make it more difficult to effect or might discourage or delay a merger, tender offer, proxy contest or change in control and the removal of management, which stockholders might otherwise deem favorable.  In particular, this proposal could have the effect of delaying or making more difficult transactions or other actions that do not have the support of our Board.

This proposal is not being recommended in response to a currently pending or threatened attempt to acquire control of the Company.

 Proposal 4E as Reflected in Amended and Restated Charter

If this Proposal 4E is adopted, we will amend the Current Charter by deleting Articles 7 and 8 of the Current Charter in their entirety and adding Article VI and related provisions as set forth in the Amended and Restated Charter.

PROPOSAL 4F
 APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
PROVIDE THAT THE COURT OF CHANCERY OF THE STATE OF DELAWARE WILL BE THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

Our Board has determined that it is advisable and in the best interests of our stockholders to amend our Current Charter to provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (with limited exceptions) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for certain actions.

Summary of Proposal 4F

Court of Chancery of the State of Delaware (with limited exceptions) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the stockholders of the Company, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the certificate of incorporation or the bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws or (v) any action asserting a claim against the Company governed by the internal affairs doctrine, in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States.

The Board believes that our stockholders will benefit from having certain disputes litigated in the Court of Chancery of the State of Delaware. Although some plaintiffs might prefer to litigate matters in a forum outside of Delaware because another court may be more convenient for, or viewed as being more favorable to them, the Board believes that the benefits to the Company and its stockholders outweigh these concerns. Delaware offers a system of specialized courts to deal with corporate law questions, with streamlined procedures and processes which help provide relatively quick decisions. These courts have developed considerable expertise in dealing with corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. In addition, adoption of this amendment would reduce the risk that the Company could be involved in duplicative litigation in more than one forum, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware law.

This amendment still gives the Board the flexibility to consent to an alternative forum in instances when the Board deems it appropriate.

Proposal 4F as Reflected in Amended and Restated Charter

If this Proposal 4F is adopted, we will amend the Current Charter by adding new Article X and related provisions as set forth in the Amended and Restated Charter.

PROPOSAL 4G
 APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO UPDATE PROVISIONS RELATING TO INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS

Our Board has determined that it is advisable and in the best interests of our stockholders to amend our Current Charter to update provisions relating to indemnification and the personal liability of our directors.

Summary of Proposal 4G

Our Current Charter authorizes us to indemnify and advance expenses to certain agents of the Company (including our directors and officers) to the fullest extent permitted by applicable law through bylaw provisions, which in turn require us to indemnify our officers and directors to such extent.  In addition, our Current Charter provides that our directors will not be personally liable to the Company for monetary damages for breaches of fiduciary duties, except in limited circumstances involving breaches of the duty of loyalty, bad faith, transactions involving improper personal benefit and liabilities for unlawful payments of dividends.  The proposed amendment would expressly authorize the Company to obtain insurance on behalf of any director, officer, employee or agent of the Company (or a subsidiary of the Company) and make technical amendments to other provisions in our Current Charter with respect to indemnification and personal liability of our directors.  Our Board believes these changes will serve to modernize our Current Charter in a manner consistent with similarly situated public companies and assist us in attracting and retaining qualified personnel to serve as officers and directors of the Company in the future.

Proposal 4G as Reflected in Amended and Restated Charter

If this Proposal 4G is adopted, we will amend the Current Charter by deleting Articles 9 and 10 of the Current Charter in their entirety and adding Article IX and related provisions as set forth in the Amended and Restated Charter.

PROPOSAL 5
ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are presenting this proposal, commonly known as a “say-on-pay” proposal, pursuant to Section 14A of the Exchange Act to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.

We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our stockholders. As described under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate, retain and reward executives who create long-term value for our shareholders. Our compensation program is designed to reward, and incentivize executives to position the Company for future growth and, to achieve, short-term and long-term financial and operating performance excellence and align the executives’ long-term interests with those of our shareholders while recognizing individual contributions to the Company.

The Compensation Committee and Board of Directors believe that our compensation programs have been instrumental in allowing us to retain key executives and recruit new ones, who have worked and continue to work to execute our growth strategy and position us favorably for future expansion.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion contained in this proxy statement.”

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Compensation Committee and the Board of Directors intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

Vote Required

The affirmative vote of a majority of the votes present in person or by proxy at the 2014 annual meeting of stockholders with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of the Company’s named executive officers.  For purposes of the vote on this proposal, abstentions will have the same effect as a vote “against” the proposal and broker non-votes will have no effect on the outcome of the proposal.

PROPOSAL 6
ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are presenting this proposal to provide stockholders the opportunity to cast a non-binding advisory vote on how frequently a “say-on-pay” proposal (similar to Proposal 6) should be included in our proxy statement. As a stockholder, you may vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every one, two or three years, or to abstain from voting.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company for the reasons set forth below:

•
A triennial advisory vote is consistent with the long-term objectives of our compensation program. The Compensation Committee generally makes equity grants that vest over a three-year period to our named executive officers, in part, to better align their interests with stockholder interests and motivate them toward superior future performance. We believe that a three-year vesting period encourages performance that is oriented towards long-term achievements and growth.

•	We are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs.

•
A triennial advisory vote would provide sufficient time for the Board of Directors and our Compensation Committee to implement effective compensation programs, and necessary time to evaluate the impact of any new programs or changes. Similarly, a triennial advisory vote would provide stockholders an opportunity to thoughtfully evaluate the effects of our compensation program and any changes implemented over the prior three years.

•	We believe that our compensation program does not encourage executives to take excessive risks or pose any significant risks that might be of concern to our stockholders.

•	Needless to say, a triennial vote would minimize unnecessary administrative costs.

The Board of Directors and the Compensation Committee believe that advisory votes more frequent than three years would make it more difficult to analyze the results of prior votes in a comprehensive and timely manner, thereby limiting the depth and completeness with which we can react and respond to stockholder concerns. Moreover, the Board of Directors and the Compensation Committee encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon to more fully and accurately assess their impact and effectiveness.

We note that because the advisory vote on executive compensation occurs after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

In addition, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs.

Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE “3 YEAR” ALTERNATIVE SET OUT IN THE PROXY CARD.

While this vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board of Directors and Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal and to continue to evaluate the options for how frequently we hold “say-on-pay” votes.

Vote Required

Stockholders are not voting to approve or disapprove the recommendation of our Board of Directors that the non-binding advisory vote on the compensation of our named executive officers be held every three years. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected (on a non-binding advisory basis) by the stockholders. For purposes of the vote on this proposal, abstentions will have the same effect as a vote “against” the proposal and broker non-votes will have no effect on the outcome of the proposal.

OTHER MATTERS

Availability of Proxy Statement and Annual Report on Form 10-K

In addition to this proxy statement, we have provided without charge, to each person from whom a proxy is solicited, a copy of our annual report to stockholders for the fiscal year ended December 31, 2013, including our consolidated financial statements. You should not regard this annual report as proxy soliciting material or as a communication by means of which any solicitation is to be made.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on Thursday, July 10, 2014:

The Proxy Statement and the 2013 Annual Report to Stockholders are available at:

www.proxyvote.com

Additionally, upon written request, we will provide you without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 that we filed with the SEC. You should make your request in writing to:

Finjan Holdings, Inc.
 Attention: Investor Relations
 122 East 42nd Street, Suite 1512
 New York, NY 10168

Other Matters to Come Before the 2014 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board, or, if no recommendation is given, in their own discretion.

Stockholder Proposals and Nominations for the 2015 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than February 10, 2015.

Our Board intends to adopt amendments to our bylaws following the 2014 annual meeting, which would include so-called “advance notice” provisions.  If adopted, stockholders desiring to nominate persons for election to our Board at, or to bring business before, the next annual meeting of stockholders other than business to be included in the Company’s proxy materials pursuant to Rule 14a-8, will be required to deliver written notice to our Secretary, at the principal executive offices of the Company, within a timeframe determined in accordance with the advance notice provisions.

* * * *

By Order of the Board of Directors

Name: Philip Hartstein
Title: President

New York, New York
June 10, 2014

Annex A

FINJAN HOLDINGS, INC.
2014 INCENTIVE COMPENSATION PLAN

Finjan Holdings, Inc.

2014 Incentive Compensation Plan

Table of Contents

Page
Section 1. Establishment, Purpose and Duration		1
1.1.	Effective Date and Purpose	1
1.2.	Duration of the Plan	1

Section 2. Definitions		1
2.1.	“Annual Incentive Award”	1
2.2.	“Available Shares”	1
2.3.	“Award”	1
2.4.	“Award Agreement”	1
2.5.	“Beneficiary”	1
2.6.	“Board”	2
2.7.	“Bonus Opportunity”	2
2.8.	“Cause”	2
2.9.	“Change in Control”	2
2.10.	“Code”	3
2.11.	“Committee”	3
2.12.	“Common Stock”	3
2.13.	“Company”	3
2.14.	“Covered Employee”	3
2.15.	“Deferred Compensation Award”	3
2.16.	“Deferred Stock”	3
2.17.	“Disability”	3
2.18.	“Dividend Equivalent”	3
2.19.	“Effective Date”	4
2.20.	“Eligible Person”	4
2.21.	“Employer”	4
2.22.	“Employment Agreement”	4
2.23.	“Exchange Act”	4
2.24.	“Exercise Date”	4
2.25.	“Fair Market Value”	4
2.26.	“Grant Date”	4
2.27.	“Grantee”	4
2.28.	“Immediate Family”	5
2.29.	“Incentive Stock Option”	5
2.30.	“including”	5
2.31.	“Non-Qualified Stock Option”	5
2.32.	“Option”	5
2.33.	“Option Price”	5
2.34.	“Performance-Based Exception”	5
2.35.	“Performance Goal”	5
2.36.	“Performance Measure”	5
2.37.	“Performance Period”	5
2.38.	“Performance Unit”	5
2.39.	“Permitted Transferee”	5

A-i

2.40.	“Person”	6
2.41.	“Plan”	6
2.42.	“Restricted Stock”	6
2.43.	“Restricted Stock Unit” or “RSU”	6
2.44.	“Restrictions”	6
2.45.	“Rule 16b-3”	6
2.46.	“SEC”	6
2.47.	“Section 16 Non-Employee Director”	6
2.48.	“Section 16 Person”	6
2.49.	“Settlement Date”	6
2.50.	“Share”	6
2.51.	“Stock Appreciation Right” or “SAR”	7
2.52.	“Strike Price”	7
2.53.	“Subsidiary”	7
2.54.	“Substitute Award”	7
2.55.	“Term”	7
2.56.	“Termination of Service”	7
2.57.	“Year”	7

Section 3. Administration		7
3.1.	Committee.	7
3.2.	Powers of the Committee	8

Section 4. Shares Subject to the Plan and Adjustments		10
4.1.	Number of Shares Available for Grants.	10
4.2.	Adjustments in Authorized Shares and Awards.	11
4.3.	Compliance With Code Section 162(m).	12
4.4.	Performance Based Exception Under Code Section 162(m).	12

Section 5. Eligibility and General Conditions of Awards		14
5.1.	Eligibility	14
5.2.	Award Agreement	14
5.3.	General Terms and Termination of Service	14
5.4.	Non-transferability of Awards.	16
5.5.	Cancellation and Rescission of Awards	16
5.6.	Substitute Awards	16
5.7.	Exercise by Non-Grantee	17
5.8.	No Cash Consideration for Awards	17

Section 6. Stock Options		17
6.1.	Grant of Options	17
6.2.	Award Agreement	17
6.3.	Option Price	17
6.4.	Vesting	17
6.5.	Grant of Incentive Stock Options	18
6.6.	Exercise and Payment.	19

Section 7. Stock Appreciation Rights		20
7.1.	Grant of SARs	20

A-ii

7.2.	Award Agreements	20
7.3.	Strike Price	20
7.4.	Vesting	20
7.5.	Exercise and Payment	21
7.6.	Grant Limitations	21

Section 8. Restricted Stock		21
8.1.	Grant of Restricted Stock	21
8.2.	Award Agreement	21
8.3.	Consideration for Restricted Stock	21
8.4.	Vesting	21
8.5.	Effect of Forfeiture	21
8.6.	Escrow; Legends	22
8.7.	Shareholder Rights in Restricted Stock	22

Section 9. Restricted Stock Units		22
9.1.	Grant of Restricted Stock Units	22
9.2.	Award Agreement	22
9.3.	Crediting Restricted Stock Units	22

Section 10. Deferred Stock		23
10.1.	Grant of Deferred Stock	23
10.2.	Award Agreement	23
10.3.	Deferred Stock Elections.	24
10.4.	Deferral Account.	24

Section 11. Performance Units		25
11.1.	Grant of Performance Units	25
11.2.	Value/Performance Goals	25
11.3.	Earning of Performance Units	26
11.4.	Adjustment on Change of Position	26

Section 12. Annual Incentive Awards		26
12.1.	Annual Incentive Awards	26
12.2.	Determination of Amount of Annual Incentive Awards.	26
12.3.	Time of Payment of Annual Incentive Awards	27
12.4.	Form of Payment of Annual Incentive Awards	27

Section 13. Dividend Equivalents		28

Section 14. Change in Control		28
14.1.	Acceleration of Vesting	28
14.2.	Special Treatment in the Event of a Change in Control	28

Section 15. Amendments and Termination		29
15.1.	Amendment and Termination.	29
15.2.	Previously Granted Awards	29

Section 16. Beneficiary Designation		29

Section 17. Withholding		30
17.1.	Required Withholding.	30

A-iii

17.2.	Notification under Code Section 83(b)	30

Section 18. General Provisions		31
18.1.	Governing Law	31
18.2.	Severability	31
18.3.	Successors	31
18.4.	Requirements of Law	31
18.5.	Securities Law Compliance	31
18.6.	Code Section 409A	32
18.7.	Mitigation of Excise Tax	32
18.8.	No Rights as a Shareholder	33
18.9.	Awards Not Taken into Account for Other Benefits	33
18.10.	Employment Agreement Supersedes Award Agreement	33
18.11.	Non-Exclusivity of Plan	33
18.12.	No Trust or Fund Created	33
18.13.	No Right to Continued Employment or Awards	33
18.14.	Military Service	34
18.15.	Construction	34
18.16.	No Fractional Shares	34
18.17.	Plan Document Controls	34

A-iv

Finjan Holdings, Inc.

2014 Incentive Compensation Plan

Section 1.
Establishment, Purpose and Duration

1.1.           Effective Date and Purpose. Finjan Holdings, Inc., a Delaware corporation (the “Company”), hereby establishes the Finjan Holdings, Inc. 2014 Incentive Compensation Plan (the “Plan”). The Plan is intended to assist the Company in attracting and retaining exceptionally qualified officers, employees, consultants and directors upon whom, in large measure, the sustained progress, growth and profitability of the Company depend, to motivate such persons to achieve long-term Company goals and to more closely align such persons’ interests with those of the Company’s shareholders by providing them with a proprietary interest in the Company’s growth and performance. The Plan was approved by the Company’s Board of Directors (the “Board”) on January 23, 2014, subject to approval by the Company’s shareholders, and, if approved by shareholders, the Plan shall become effective on the date of such approval (the “Effective Date”).

1.2.           Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Section 15 hereof, until the earlier to occur of (a) the date all Shares subject to the Plan shall have been purchased or acquired and the Restrictions on all Restricted Stock granted under the Plan shall have lapsed, according to the Plan’s provisions, and (b) ten (10) years from the Effective Date of the Plan. The termination of the Plan pursuant to this Section 1.2 shall not adversely affect any Awards outstanding on the date of such termination.

Section 2.
Definitions

As used in the Plan, in addition to terms elsewhere defined in the Plan, the following terms shall have the meanings set forth below:

2.1.           “Annual Incentive Award” means a performance bonus determined under Section 12.

2.2.           “Available Shares” has the meaning set forth in Section 4.1(a).

2.3.           “Award” means any Option (including a Non-Qualified Stock Option and an Incentive Stock Option), Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Stock, Performance Unit, Substitute Award, Share, Dividend Equivalent or Annual Incentive Award.

2.4.           “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted hereunder between the Company and the Grantee.

2.5.           “Beneficiary” means the Person designated to receive Plan benefits, if any, following a Grantee’s death in accordance with Section 16.

2.6.           “Board” has the meaning set forth in Section 1.1.

2.7.           “Bonus Opportunity” means a Grantee’s threshold, target and maximum bonus opportunity for a Year, provided that such bonus opportunity shall be either (a) to the extent that the Grantee has entered into an Employment Agreement with the Company, the threshold, target and maximum bonus levels, if any, specified in such Employment Agreement for such Year based on the Grantee’s base salary in effect on the first day of such Year, or (b) if there is no Employment Agreement in effect between the Company and the Grantee as of the first day of such Year or if the Employment Agreement does not specify such bonus levels, the percentage of such Grantee’s base salary in effect on the first day of such Year (or such later date as such person is designated as a Grantee) as determined by the Committee in its sole discretion within the first ninety (90) days of such Year (or before such later date as such person is designated as a Grantee).

2.8.           “Cause” means, as determined by the Committee, the occurrence of any one of the following: (a) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects; (b) breach of a fiduciary duty owed to the Company; (c) violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between an Eligible Person and any Employer; (d) unauthorized disclosure or use of confidential information or trade secrets; (e) violation of any lawful policies or rules of the Company, including any applicable code of conduct; (f) commission of criminal activity; (g) failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (h) neglect or misconduct in the performance of the Grantee’s duties and responsibilities, provided that he or she did not cure such neglect or misconduct within ten (10) days after the Company gave written notice of such neglect or misconduct to such Grantee; provided, however, that in the event a Grantee is party to an Employment Agreement that contains a different definition of Cause, the definition of Cause contained in such Employment Agreement shall be controlling.

2.9.           “Change in Control” means the occurrence of any one or more of the following:  (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) the consummation of the Company’s consolidation or merger with or into another corporation other than a majority-owned subsidiary of the Company, or the sale, lease, exchange, or other transfer of at least eighty-five percent (85%) of the Company’s assets, provided, that, following such a transaction, the members of the Board prior to such transaction no longer constitute a majority of the board surviving after such transaction; (c) the consummation of a plan of liquidation; or (d) within any period of 12 consecutive months, persons who were members of the Board immediately prior to such 12-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 12-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 12-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board. Notwithstanding the foregoing, (i) a Change in Control shall not occur with respect to a Deferred Compensation Award unless such Change in Control constitutes a “change in control event” (within the meaning of Treasury Regulations Section 1.409A-3(i)(5)) with respect to the Company, and (ii) in the event a merger or other event described in clause (a) of the foregoing sentence occurs but the Board determines in good faith that such merger or other event is an acquisition by the Company of a target larger than the Company, then no Change in Control shall be deemed to have occurred in connection with such merger or other event.

2.10.           “Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings promulgated and in effect thereunder and to any successor provisions.

2.11.           “Committee”» has the meaning set forth in Section 3.1(a).

2.12.           “Common Stock” means common stock, par value $0.0001 per share, of the Company.

2.13.           “Company” has the meaning set forth in Section 1.1.

2.14.           “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is includable in income for federal income tax purposes, is one of the group of “covered employees,” within the meaning of Code Section 162(m), with respect to the Company.

2.15.           “Deferred Compensation Award” means an Award that is not exempt from Code Section 409A and, thus, could subject the applicable Grantee to adverse tax consequences under Code Section 409A.

2.16.           “Deferred Stock” means a right, granted as an Award under Section 10, to receive payment in the form of Shares (or measured by the value of Shares) at the end of a specified deferral period.

2.17.           “Disability” means a mental or physical illness that entitles the Grantee to receive benefits under the long-term disability plan of an Employer, or if the Grantee is not covered by such a plan or the Grantee is not an employee of an Employer, a mental or physical illness that renders a Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary; provided, however, that the Grantee of a Deferred Compensation Award shall not be considered to have a Disability unless such Disability also constitutes a “disability” within the meaning of Treasury Regulations Section 1.409A-3(i)(4). Notwithstanding anything to the contrary in this Section 2.16, a Disability shall not qualify under the Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense.

2.18.           “Dividend Equivalent” means any right to receive payments equal to dividends or property, if and when paid or distributed, on Shares or Restricted Stock Units.

2.19.           “Effective Date” has the meaning set forth in Section 1.1.

2.20.           “Eligible Person” means any (a) officer, employee of an Employer (including leased employees and co-employees with a professional employer organization), (b) non-employee director of the Company or (c) consultant engaged by an Employer.

2.21.           “Employer” means the Company or any Subsidiary.

2.22.           “Employment Agreement” means an employment agreement, offer letter, consulting agreement or other written agreement between an Employer and an Eligible Person which relates to the terms and conditions of such person’s employment or other services for an Employer.

2.23.           “Exchange Act” means the Securities Exchange Act of 1934 (and any successor thereto), as amended from time to time. References to a particular section of the Exchange Act include references to rules, regulations and rulings promulgated and in effect thereunder, and to any successors thereto.

2.24.           “Exercise Date” means the date the Grantee or other holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations and warranties or other documentation required under the Plan and applicable Award Agreement or as  the Committee may otherwise specify.

2.25.           “Fair Market Value” means, as of any applicable date, (a) the closing sales price for one Share on such date as reported on the market system or stock exchange on which the Common Stock is then listed or admitted to trading, or on the last previous day on which a sale was reported if no sale of a Share was reported on such date, or (b) if the foregoing subsection (a) does not apply, the fair market value of a Share as reasonably determined in good faith by the Board in accordance with Code Section 409A. For purposes of subsection (b), the determination of such Fair Market Value by the Board will be made no less frequently than every twelve (12) months and will either (i) use one of the methodologies permitted under Treasury Regulations Section 1.409A-1(b)(5)(iv)(B)(2) (or such other similar regulation provision as may be provided) or (ii) include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash flows of the Company, the market value of stock or other equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through objective means (such as through trading prices or an established securities market or an amount paid in an arm’s length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the Company, its shareholders or its creditors.

2.26.           “Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Committee.

2.27.           “Grantee” means an Eligible Person who has been granted an Award.

2.28.           “Immediate Family” means, with respect to a Grantee, the Grantee’s spouse, former spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces, nephews, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law, including adoptive relationships.

2.29.           “Incentive Stock Option” means an option to purchase Shares that is granted under Section 6 and that is intended to meet the requirements of Code Section 422.

2.30.           “including” or “includes” means “including, but not limited to,” or “includes, but is not limited to,” respectively.

2.31.           “Non-Qualified Stock Option” means an option to purchase Shares that is granted under Section 6 and that is not intended to be an Incentive Stock Option.

2.32.           “Option” means an Incentive Stock Option or Non-Qualified Stock Option.

2.33.           “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.

2.34.           “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C) (including, to the extent applicable, the special provision for options thereunder).

2.35.           “Performance Goal” means the objective and/or subjective criteria determined by the Committee, the degree of attainment of which will affect (a) in the case of an Award other than an Annual Incentive Award, the amount of the Award the Grantee is entitled to receive or retain, and (b) in the case of an Annual Incentive Award, the portion of the individual’s Bonus Opportunity potentially payable as an Annual Incentive Award. Performance Goals may contain threshold, target and maximum levels of achievement and, to the extent the Committee intends an Award (other than an Option, but including an Annual Incentive Award) to comply with the Performance-Based Exception, the Performance Goals shall be chosen from among the Performance Measures set forth in Section 4.4(a).

2.36.           “Performance Measure” has the meaning set forth in Section 4.4(a).

2.37.           “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

2.38.           “Performance Unit” means any grant pursuant to Section 11 of (a) a bonus consisting of cash or other property the amount and value of which, and/or the receipt of which, is conditioned upon the attainment of any Performance Goals specified by the Committee, or (b) a unit valued by reference to a designated amount of property other than Shares.

2.39.           “Permitted Transferee” means, in respect of any Grantee, any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership, limited liability company, corporation or similar entity of which all of the partners, members or shareholders are such Grantee or members of his or her Immediate Family.

2.40.           “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.41.           “Plan” has the meaning set forth in Section 1.1 and also includes any appendices and amendments hereto.

2.42.           “Restricted Stock” means any Share issued as an Award under the Plan that is subject to Restrictions.

2.43.           “Restricted Stock Unit” or “RSU” means the right granted as an Award under the Plan to receive a Share, conditioned on the satisfaction of Restrictions imposed by the Committee.

2.44.           “Restrictions” means any restriction on a Grantee’s free enjoyment of the Shares or other rights underlying Awards, including (a) a restriction that the Grantee or other holder may not sell, transfer, pledge, or assign a Share or right, and (b) such other restrictions as the Committee may impose in the Award Agreement (including any restriction on the right to vote such Share and the right to receive any dividends). Restrictions may be based upon the passage of time, the satisfaction of performance criteria and/or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify. Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date, the occurrence of such event or the satisfaction of such other criteria as the Committee shall determine.

2.45.           “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.46.           “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.47.           “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.

2.48.           “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.49.           “Settlement Date” means the payment date for Restricted Stock Units or Deferred Stock, as set forth in Section 9.3(b) or Section 10.4(c), as applicable.

2.50.           “Share” means a share of Common Stock.

2.51.           “Stock Appreciation Right” or “SAR” means a right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date over (b) the Strike Price.

2.52.           “Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the applicable Award Agreement.

2.53.           “Subsidiary” means any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as part of a single controlled group of corporations with the Company under Code Sections 414(b) and 414(c) if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulations 1.414(c)-2.

2.54.           “Substitute Award” has the meaning set forth in Section 5.6.

2.55.           “Term” means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled.

2.56.           “Termination of Service” means: (a) with respect to awards other than Deferred Compensation Awards, the first day on which (i) an individual is for any reason no longer providing services to an Employer as an officer, employee, director or consultant or (ii) with respect to an individual who is an officer, employee or consultant to a Subsidiary, such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary; provided, however, that the Committee shall have the discretion to determine when a Grantee who terminates services as an employee, but continues to provide services in the capacity of an officer, consultant or director immediately following such termination, has incurred a Termination of Service; or (b) with respect to Deferred Compensation Awards, a “separation from service” (within the meaning of Treasury Regulations Section 1.409A-1(h) occurs).

2.57.           “Year” means the calendar year.

Section 3.
Administration

3.1.           Committee.

(a)           Subject to Section 3.2, the Plan shall be administered by the Compensation Committee of the Board, unless otherwise determined by the Board (the “Committee”). The members of the Committee shall be appointed by the Board from time to time and may be removed by the Board from time to time. To the extent the Board considers it desirable to comply with Rule 16b-3 and/or meet the Performance-Based Exception, the Committee shall consist of two or more directors of the Company, all of whom shall (i) be Section 16 Non-Employee Directors and/or (ii) qualify as “outside directors” within the meaning of Code Section 162(m), as applicable. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and the Performance-Based Exception as then in effect.

(b)           Subject to Section 4.4(c), the Committee may delegate, to the fullest extent permitted under applicable law, to executive officers of the Company any or all of the authority of the Committee with respect to the grant of Awards to Grantees, other than Grantees who are executive officers, or are (or are expected to be) Covered Employees and/or are Section 16 Persons at the time any such delegated authority is exercised.  In addition, with respect to plan administration issues (and not with respect to issues directly related to Awards), to the fullest extent permitted by Delaware General Corporation Law, other federal or state law or regulation, or any stock exchange or automated quotation system on which the Shares may then be listed or quoted, the Committee may delegate to the Company or any officer thereof any or all of the authority of the Committee.  When the authority of the Committee has been properly delegated pursuant to this Section3.1(b), reference to the “Committee” herein shall be deemed to be references to such delegate (except where the context clearly indicates otherwise).

3.2.           Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:

(a)           to determine when, to whom (i.e., what Eligible Persons) and in what types and amounts Awards should be granted;

(b)           to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award, including (in each case, based on such considerations as the Committee shall determine) conditions intended to comply with Code Section 409A, the number of Shares or the amount of cash or other property to which an Award will relate, any Option Price or Strike Price, grant price or purchase price, any limitation or Restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictive covenants, restrictions on exercisability or transferability, any Performance Goals, including those relating to the Company and/or a Subsidiary and/or any division thereof and/or an individual, and/or vesting based on the passage of time, satisfaction of performance criteria or the occurrence of one or more events or conditions;

(c)           to determine the benefit (including any Bonus Opportunity) payable under any Award and to determine whether any performance, vesting or transfer conditions, including Performance Measures or Performance Goals, have been satisfied;

(d)           to determine whether or not specific Awards shall be granted in connection with other specific Awards;

(e)           to determine the Term of an Award, as applicable;

(f)           to determine the amount, if any, that a Grantee shall pay for Restricted Stock, whether to permit or require the payment of cash dividends thereon to be paid and/or deferred, and the terms related thereto, when Restricted Stock (including Restricted Stock acquired upon the exercise of an Option) shall be forfeited and whether such Shares shall be held in escrow or other custodial arrangement;

(g)           to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time or to extend the period subsequent to the Termination of Service within which an Award may continue to vest and/or be exercised;

(h)           to determine with respect to Awards granted to Eligible Persons, whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee (for purposes of limiting loss of deductions pursuant to Code Section 162(m) or otherwise) and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Section 162(m), Code Section 409A or otherwise, for the period between the date of exercise and the date of payment or settlement of the Award;

(i)           to determine whether a Grantee has a Disability;

(j)           to determine whether and under what circumstances a Grantee has incurred a Termination of Service (e.g., whether Termination of Service was for Cause);

(k)           to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(l)           without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or non-recurring events (including events described in Section 4.2) affecting an Employer or the financial statements of an Employer, or in response to changes in applicable laws, regulations or accounting principles; provided, however, that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee desires to have the Performance-Based Exception apply;

(m)           to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(n)           to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee (except as provided in this Section 3.2(n), and Sections 5.5 and 15.2), to amend any such Award Agreement at any time; provided, however, that the consent of the Grantee shall not be required for any amendment (i) that does not adversely affect the rights of the Grantee, (ii) that is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new law or regulation, or a change in an existing law or regulation or interpretation thereof, (iii) to the extent the Award Agreement specifically permits amendment without consent, or (iv) to the extent such amendment is a termination that is intended to comply with Treasury Regulations Section 1.409A-3(j)(4)(ix);

(o)           to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards that may from time to time be exercised by a Grantee and requiring the Grantee to enter into restrictive covenants;

(p)           to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law and to establish sub-plans for Eligible Persons outside the United States with such provisions as are consistent with the principles of the Plan (but in compliance with local law) as may be suitable in other jurisdictions;

(q)           to correct any defect, supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, any rules and regulations adopted hereunder, Award Agreements or any other instrument entered into or relating to an Award under the Plan; and

(r)           to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations, including factual determinations, as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, Subsidiaries, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and shareholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

All determinations of the Committee shall be made by a majority of its members; provided, however, that any determination affecting any Awards made or to be made to a member of the Committee may, at the Board’s election, be made by the Board.

Section 4.
Shares Subject to the Plan and Adjustments

4.1.           Number of Shares Available for Grants.

(a)           Subject to adjustment as provided in Section 4.2, the aggregate number of Shares which may be delivered under the Plan shall not exceed 2,196,836 (the “Available Shares”). For purposes of this Section 4.1(a), (i) each Share underlying an Option or SAR shall reduce the number of Shares remaining available for delivery under the Plan (the “Remaining Available Shares”) by one (1) Share (provided, that an SAR that, by its terms, from and after the Grant Date thereof, is payable only in cash shall not reduce the number of Remaining Available Shares); and (ii) each Share delivered pursuant to an Award or Substitute Award (other than Shares delivered pursuant to an Award that reduced the number of Remaining Available Shares pursuant to clause (i) of this sentence) shall reduce the Remaining Available Shares by one (1) Share.  If all or a portion of an Award is forfeited or otherwise terminates without the delivery of Shares (or Shares are returned to the Company in connection with such forfeiture or termination), the Shares underlying such Award (or portion thereof), or the Shares forfeited in connection with such Award (or portion thereof), shall again be considered Remaining Available Shares for purposes of the Plan; provided, that with respect to the forfeiture or termination of all or a portion of an Award other than an Option or SAR, the number of Remaining Available Shares shall be increased by one (1) Share for each Share under such Award which is forfeited or terminated.  For the avoidance of doubt, Shares used to satisfy tax withholding obligations shall not again be considered Remaining Available Shares.  If any Award is settled in cash, the Shares subject to such Award that are not delivered shall again be considered Remaining Available Shares for purposes of the Plan to the extent (and in the amount) that the number of Remaining Available Shares was previously reduced as a result of the grant of such Award.

(b)           The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares that have been delivered pursuant to the Plan. Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

(c)           The maximum number of shares of Common Stock that may be issued under the Plan in this Section 4.1 shall not be affected by (i) the cash payment of dividends or Dividend Equivalents in connection with outstanding Awards; or (ii) any Shares required to satisfy Substitute Awards.

4.2.           Adjustments in Authorized Shares and Awards.

(a)           In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities or property), stock split or combination, forward or reverse merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of:  (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, (iv) the number and kind of Shares of outstanding Restricted Stock or relating to any other outstanding Award in connection with which Shares are subject, and (v) the number of Shares with respect to which Awards may be granted to a Grantee; provided, however, that, in each case, with respect to Awards of Incentive Stock Options intended to continue to qualify as Incentive Stock Options after such adjustment, no such adjustment shall be authorized to the extent that such adjustment would cause the Incentive Stock Option to fail to continue to qualify under Code Section 424(a); provided, further, that unless determined otherwise by the Committee, the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b)           Notwithstanding Section 4.2(a), any adjustments made pursuant to Section 4.2(a) shall be made in such a manner as to ensure that, after such adjustment, Awards continue not to be non-qualified deferred compensation subject to Code Section 409A (or if such Awards are already subject to Code Section 409A, so as not to give rise to adverse tax consequences thereunder.)

4.3.           Compliance With Code Section 162(m).

(a)           Section 162(m) Compliance. To the extent the Committee determines that compliance with the Performance-Based Exception is desirable with respect to an Award, Sections 4.3 and 4.4 shall apply. In the event that changes are made to Code Section 162(m) to permit flexibility with respect to any Awards available under the Plan, the Committee may, subject to this Section 4.3, make any adjustments to such Awards as it deems appropriate.

(b)           Annual Individual Limitations. No Grantee may be granted Awards for Options or SARs with respect to a number of Shares in any one (1) Year exceeding 223,683 Shares. No Grantee may be granted Awards for Restricted Stock, Deferred Stock, Restricted Stock Units or Performance Units (or any other Award, other than Options or SARs, that is determined by reference to the value of Shares or appreciation in the value of Shares) with respect to a number of Shares in any one (1) Year exceeding 223,683  Shares. If an Award denominated in Shares is cancelled, the Shares subject to the cancelled Award continue to count against the maximum number of Shares that may be granted to a Grantee in any Year. All Shares specified in this Section 4.3(b) shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 4.2. No Grantee may be granted a cash Award that would have a maximum payout, during any Year, exceeding $1,000,000.00. No Grantee may be granted a cash Award for a Performance Period of more than one (1) Year that would have a maximum payout, during the Performance Period, that would exceed $3,000,000.00.

4.4.           Performance Based Exception Under Code Section 162(m).

(a)           Performance Measures. Subject to Section 4.4(d), unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general Performance Measures set forth in this Section 4.4(a), for Awards (other than Options and SARs) designed to qualify for the Performance-Based Exception, the objective performance criteria shall be based upon one or more of the following (each, a “Performance Measure”):

(i)           Earnings (either in the aggregate or on a per-Share basis);

(ii)          Net income or loss (either in the aggregate or on a per-Share basis);

(iii)         Operating profit;

(iv)         Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-Share basis);

(v)          Growth or rate of growth in cash flow;

(vi)         Cash flow provided by operations (either in the aggregate or on a per-Share basis);

(vii)        Free cash flow (either in the aggregate on a per-Share basis);

(viii)       Costs;

(ix)          Gross or net revenues;

(x)           Reductions in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more business segments;

(xi)          Operating and maintenance cost management and employee productivity;

(xii)         Share price or total shareholder return (including return on assets, investments, equity, or sales);

(xiii)        Return on assets, equity, or sales;

(xiv)        Growth or rate of growth in return measures;

(xv)         Share price (including growth measures and total shareholder return or attainment by Common Stock of a specified value for a specified period of time);

(xvi)        Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets and goals relating to acquisitions or divestitures;

(xvii)       Achievement of business or operational goals such as market share and/or business development;

(xviii)      Debt ratings, debt leverage and debt service;

provided, however, that applicable Performance Measures may be applied on a pre- or post-tax basis; provided, further, that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other Awards, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, non-recurring gain or loss.

(b)           Flexibility in Setting Performance Measures. For Awards intended to comply with the Performance-Based Exception, the Committee shall set the Performance Measures within the time period prescribed by Code Section 162(m). The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Subsidiaries, and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(c)           Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established Performance Goals; provided, however, that Awards designed to qualify for the Performance-Based Exception may not (unless the Committee determines to amend the Award so that it no longer qualifies for the Performance-Based Exception) be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). The Committee may not, unless the Committee determines to amend the Award so that it no longer qualifies for the Performance-Based Exception, delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

(d)           Changes to Performance Measures. In the event that applicable laws, rules or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, and still qualify for the Performance-Based Exception, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Section 5.
Eligibility and General Conditions of Awards

5.1.           Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

5.2.           Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3.           General Terms and Termination of Service. Except as provided in an Award Agreement or as otherwise provided below in this Section 5.3, all Options or SARs that have not been exercised, or any other Awards that remain subject to Restrictions or that are not otherwise vested or exercisable, at the time of a Termination of Service shall be cancelled and forfeited to the Company. Any Restricted Stock that is forfeited by the Grantee upon Termination of Service shall be reacquired by the Company, and the Grantee shall sign any document and take any other action required to assign such Shares back to the Company.

(a)           Options and SARs. Except as otherwise provided in an Award Agreement:

(i)           If the Grantee incurs a Termination of Service due to his or her death or Disability, the Options or SARs shall become fully vested and exercisable at the time of such Termination of Service, and such Options or SARs shall remain exercisable for a period of one (1) year from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such one (1) year period, the Options or SARs shall be immediately cancelled and forfeited to the Company.

(ii)           If the Grantee either incurs a Termination of Service which is voluntary on the part of the Grantee (and not due to such Grantee’s death or Disability), the Options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of such Termination of Service, for a period of thirty (30) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such thirty (30) day period, the Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs are not vested and exercisable on the date of such Termination of Service, they shall be immediately cancelled and forfeited to the Company.

(iii)           If the Grantee either incurs a Termination of Service by an Employer without Cause, the Options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of such Termination of Service, for a period of ninety (90) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such ninety (90) day period, the Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs are not vested and exercisable on the date of such Termination of Service, they shall be immediately cancelled and forfeited to the Company.

(iv)           If the Grantee incurs a Termination of Service for Cause, all unexercised Options and SARs (whether vested or unvested) shall be immediately canceled and forfeited to the Company.

(b)           Restricted Stock. Except as otherwise provided in an Award Agreement:

(i)          If Termination of Service occurs by reason of the Grantee’s death or Disability, such Grantee’s Restricted Stock shall become immediately vested and no longer subject to Restrictions.

(ii)          If Termination of Service occurs for any reason other than the Grantee’s death or Disability while the Grantee’s Restricted Stock is subject to a Restriction(s), all of such Grantee’s Restricted Stock that is unvested or still subject to Restrictions shall be forfeited by the Grantee.

(c)           Dividend Equivalents. If Dividend Equivalents have been credited with respect to any Award and such Award (in whole or in part) is forfeited, all Dividend Equivalents issued in connection with such forfeited Award (or portion of an Award) shall also be forfeited to the Company.

(d)           Waiver. Notwithstanding anything to the contrary in the Plan, the Committee may in its sole discretion as to all or part of any Award, at the time the Award is granted or thereafter, (i) determine that Awards shall become exercisable or vested, or Restrictions shall lapse, (ii) determine that Awards shall continue to become exercisable or vested in full or in installments, or Restrictions shall continue to lapse, after a Termination of Service, (iii) extend the period for exercise of Options or SARs following a Termination of Service (but not beyond the original Term), or (iv) provide that any Award shall, in whole or in part, not be forfeited upon such Termination of Service.

5.4.           Non-transferability of Awards.

(a)           Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

(b)           No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, however, that the designation of a Beneficiary to receive benefits in the event of the Grantee’s death, or a transfer by the Grantee to the Company with respect to Restricted Stock, shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of this Section 5.4(b). If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(c)           Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.

5.5.           Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexercised or unsettled Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan, or is in violation of any restrictive covenant or other agreement with an Employer.

5.6.           Substitute Awards. The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate under the circumstances, grant Substitute Awards under the Plan. For purposes of this Section 5.6, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former officers, employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the Acquired Entity immediately prior to such merger, consolidation, acquisition or combination in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve such preservation of economic value.

5.7.           Exercise by Non-Grantee. If any Award is exercised as permitted by the Plan by any Person other than the Grantee, the exercise notice shall be accompanied by such documentation as may reasonably be required by the Committee, including, without limitation, evidence of authority of such Person or Persons to exercise the Award and, if the Committee so specifies, evidence satisfactory to the Company that any estate taxes payable with respect to such Shares have been paid or provided for.

5.8.           No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

Section 6.
Stock Options

6.1.           Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2.           Award Agreement. Each Option grant shall be evidenced by an Award Agreement in such form as the Committee may approve that shall specify the Grant Date, the Option Price, the Term (which shall be ten (10) years from its Grant Date unless the Committee otherwise specifies a shorter period in the Award Agreement), the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as the Committee shall determine.

6.3.           Option Price. The Option Price under an Option shall be determined by the Committee; provided, however, that the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Subject to the adjustment allowed in Section 4.2, or as otherwise permissible under this Section 6.3, neither the Committee nor the Board shall have the authority or discretion to change the Option Price of any outstanding Option. Without the approval of shareholders, neither the Committee nor the Board will amend or replace previously granted Options or SARs in a transaction that constitutes “repricing,” which for this purpose means any of the following or any action that has the same effect:  (a) lowering the Option Price of an Option or the Strike Price of a SAR after it is granted; (b) any other action that is treated as a “repricing” under generally accepted accounting principles; (c) cancelling an Option or SAR at a time when its Option Price or Strike Price (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Award, other equity, cash or other property; provided, however, that the foregoing transactions shall not be deemed a “repricing” if done pursuant to an adjustment authorized under Section 4.2.

6.4.           Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(a), or Section 14, Options shall become vested and exercisable as follows:

(a)           One-third (1/3) of the Options subject to such Award Agreement shall vest on the first anniversary of the Grant Date; and

(b)           an additional one-twelfth (1/12) of the Options subject to such Award Agreement shall vest on the each of the eight quarterly anniversaries of the Grant Date following the first anniversary of the Grant Date such that the Options subject to such Award Agreement shall become fully vested on the third (3rd) anniversary of the Grant Date.

6.5.           Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may, in its discretion, designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a)           shall be granted only to an employee of the Company or a Subsidiary Corporation (as defined below in this Section 6.5);

(b)           shall have an Option Price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “10% Owner”), have an Option Price not less than one hundred ten percent (110%) of the Fair Market Value of a Share on its Grant Date;

(c)           shall have a Term of not more than ten (10) years (five (5) years if the Grantee is a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d)           shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other equity incentive plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any Year (“Current Grant”), determined in accordance with the provisions of Code Section 422, which exceeds $100,000 (the “$100,000 Limit”);

(e)           shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a Year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate Non-Qualified Stock Option at such date or dates as are provided in the Current Grant;

(f)           shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”), within ten (10) days of such a Disqualifying Disposition;

(g)           shall, by its terms, not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a Beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h)           shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Code Section 422 for an Incentive Stock Option, be treated for all purposes of the Plan as a Non-Qualified Stock Option.

For purposes of this Section 6.5, “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Notwithstanding the foregoing and Sections 3.2(n) and 15.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.6.           Exercise and Payment.

(a)           Except as may otherwise be provided by the Committee in an Award Agreement, Options shall be exercised by the delivery of a written notice (“Notice”) to the Company setting forth the number of Shares to be exercised, accompanied by full payment (including any applicable tax withholding) for the Shares made by any one or more of the following means on the Exercise Date (or such other date as may be permitted in writing by the Secretary of the Company):

(i)           cash, personal check, money order, cashier’s check, or wire transfer;

(ii)           with the approval of the Committee, Shares or Shares of Restricted Stock valued at the Fair Market Value of a Share on the Exercise Date; or

(iii)           subject to applicable law and the Company’s policies, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of applicable withholding taxes payable by Grantee by reason of such exercise.

(b)           The Committee may, in its discretion, specify that, if any Shares of Restricted Stock (“Tendered Restricted Shares”) are used to pay the Option Price, (i) all the Shares acquired on exercise of the Option shall be subject to the same Restrictions as the Tendered Restricted Shares, determined as of the Exercise Date, or (ii) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same Restrictions as the Tendered Restricted Shares, determined as of the Exercise Date.

(c)           If the Option is exercised as permitted by the Plan by any Person other than the Grantee, the Notice shall be accompanied by documentation as may reasonably be required by the Company, including evidence of authority of such Person or Persons to exercise the Option.

(d)           At the time a Grantee exercises an Option or to the extent provided by the Committee in the applicable Award Agreement, in lieu of accepting payment of the Option Price of the Option and delivering the number of Shares of Common Stock for which the Option is being exercised, the Committee may direct that the Company either (i) pay the Grantee a cash amount, or (ii) issue a lesser number of Shares of Common Stock, in any such case, having a Fair Market Value on the Exercise Date equal to the amount, if any, by which the aggregate Fair Market Value (or such other amount as may be specified in the applicable Award Agreement, in the case of an exercise occurring concurrent with a Change in Control) of the Shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price for such Shares, based on such terms and conditions as the Committee shall establish.

(e)           No payment or issuance of Shares in respect of an exercised Options shall be made unless applicable tax withholding requirements have been satisfied in accordance with Section 17.1 or otherwise.

Section 7.
Stock Appreciation Rights

7.1.           Grant of SARs. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person on a standalone basis or in tandem with an Option. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

7.2.           Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall specify the Grant Date, the Strike Price, the Term (which shall be ten (10) years from its Grant Date unless the Committee otherwise specifies a shorter period in the Award Agreement), the number of Shares to which the SAR pertains, the time or times at which such SAR shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as shall be determined by the Committee.

7.3.           Strike Price. The Strike Price of a SAR shall be determined by the Committee in its sole discretion; provided, however, that the Strike Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of the SAR. Subject to the adjustment allowed in Section 4.2, or as otherwise permissible under Section 6.3, neither the Committee nor the Board shall have the authority or discretion to change the Strike Price of any outstanding SAR.

7.4.           Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(a), or Section 14, SARs shall become vested and exercisable as follows:

(a)           One-third (1/3) of the SARs subject to such Award Agreement shall vest on the first anniversary of the Grant Date; and

(b)           an additional one-twelfth (1/12) of the SARs subject to such Award Agreement shall vest on the each of the eight quarterly anniversaries of the Grant Date following the first anniversary of the Grant Date such that the SARs subject to such Award Agreement shall become fully vested on the third (3rd) anniversary of the Grant Date.

7.5.           Exercise and Payment. Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a Notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. No payment of a SAR shall be made unless applicable tax withholding requirements have been satisfied in accordance with Section 17.1 or otherwise. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

7.6.           Grant Limitations. The Committee may at any time impose any other limitations or Restrictions upon the exercise of SARs that it deems necessary or desirable in order to achieve desirable tax results for the Grantee or the Company.

Section 8.
Restricted Stock

8.1.           Grant of Restricted Stock. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to any Eligible Person in such amounts as the Committee shall determine.

8.2.           Award Agreement. Each grant of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Award, and such other provisions not inconsistent with the provisions of the Plan as the Committee shall determine. The Committee may impose such Restrictions on any Award of Restricted Stock as it deems appropriate, including time-based Restrictions, Restrictions based upon the achievement of specific Performance Goals, Restrictions based on the occurrence of a specified event, Restrictions under applicable laws or pursuant to a regulatory entity with authority over the Company or a Subsidiary, and/or a combination of any of the foregoing.

8.3.           Consideration for Restricted Stock. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Stock.

8.4.           Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(b), or Section 14, all of the Shares subject to such Award Agreement shall vest on the first anniversary of the Grant Date.  For purposes of calculating the number of Shares of Restricted Stock that vest as set forth above, unless determined otherwise by the Committee, Share amounts shall be rounded to the nearest whole Share amount, unless otherwise specified in the applicable Award Agreement.

8.5.           Effect of Forfeiture. If Restricted Stock is forfeited, and if the Grantee was required to pay for such Shares of Restricted Stock or acquired such Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Stock to the Company at a price equal to the lesser of (a) the amount paid by the Grantee for such Restricted Stock or the Option Price, as applicable, and (b) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as administratively practical following the forfeiture of Restricted Stock. Such Restricted Stock shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a shareholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Stock.

8.6.           Escrow; Legends. The Committee may provide that the certificates for any Restricted Stock (a) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Stock becomes non-forfeitable or vested and transferable, or is forfeited and/or (b) shall bear an appropriate legend restricting the transfer of such Restricted Stock under the Plan. If any Restricted Stock becomes non-forfeitable or vested and transferable, the Company shall cause certificates for such Shares to be delivered without such legend or shall cause a release of restrictions on a book entry account maintained by the Company’s transfer agent.

8.7.           Shareholder Rights in Restricted Stock. Restricted Stock, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a shareholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Stock, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Shares of Restricted Stock. Stock dividends and deferred cash dividends issued with respect to Restricted Stock shall be subject to the same Restrictions and other terms (including forfeiture) as apply to the Shares of Restricted Stock with respect to which such dividends are issued. The Committee may, in its discretion, provide for payment of interest on deferred cash dividends.

Section 9.
Restricted Stock Units

9.1.           Grant of Restricted Stock Units. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Sections 409A(a)(2), (3) and (4), the Committee, at any time and from time to time, may grant Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. A Grantee shall have no shareholder voting rights with respect to Restricted Stock Units.

9.2.           Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Units granted, and such other provisions not inconsistent with the Plan or Code Section 409A as the Committee shall determine. The Committee may impose such Restrictions on Restricted Stock Units as it deems appropriate, including time-based Restrictions, Restrictions based on the achievement of specific Performance Goals, Restrictions based on the occurrence of a specified event, restrictions under securities laws or pursuant to a regulatory entity with authority over the Company or a Subsidiary, and/or a combination of any of the above.

9.3.           Crediting Restricted Stock Units. The Company shall establish an account (“RSU Account”) on its books for each Eligible Person who receives a grant of Restricted Stock Units. Restricted Stock Units shall be credited to the Grantee’s RSU Account as of the Grant Date of such Restricted Stock Units. RSU Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.

(a)           Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to RSU Accounts on all Restricted Stock Units credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the RSU Account in the form of additional Restricted Stock Units in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share on the payment date of such dividend or distribution.

(b)           Settlement of RSU Accounts. Except as otherwise provide in an Award Agreement, the Company shall settle an RSU Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee’s RSU Account (or a specified portion in the event of any partial settlement); provided, however, that, unless otherwise determined by the Committee, any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the Settlement Date shall either be forfeited or distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Restricted Stock Unit, as determined by the Committee. Unless otherwise provided in an Award Agreement, the Settlement Date for all Restricted Stock Units credited to a Grantee’s RSU Account shall be as soon as administratively practical following the date when Restrictions applicable to an Award of Restricted Stock Units have lapsed, but in no event shall such Settlement Date be later than March 15 of the Year following the Year in which the Restrictions applicable to an Award of Restricted Stock Units have lapsed. Unless otherwise provided in an Award Agreement, in the event of a Grantee’s Termination of Service prior to the lapse of such Restrictions, such Grantee’s Restricted Stock Units shall be immediately cancelled and forfeited to the Company.

Section 10.
Deferred Stock

10.1.           Grant of Deferred Stock. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Sections 409A(a)(2), (3), and (4), the Committee, at any time and from time to time, may grant Deferred Stock to any Eligible Person in such number, and upon such terms, as the Committee, at any time and from time to time, shall determine (including, to the extent allowed by the Committee, grants at the election of a Grantee to convert Shares to be acquired upon lapse of Restrictions on Restricted Stock or Restricted Stock Units into such Deferred Stock). A Grantee shall have no voting rights in Deferred Stock.

10.2.           Award Agreement. Each grant of Deferred Stock shall be evidenced by an Award Agreement that shall specify the number of Shares underlying the Deferred Stock subject to an Award, the Settlement Date such Shares of Deferred Stock shall be settled and such other provisions as the Committee shall determine that are in accordance with the Plan and Code Section 409A.

10.3.           Deferred Stock Elections.

(a)           Making of Deferral Elections. If and to the extent permitted by the Committee, an Eligible Person may elect (a “Deferral Election”) at such times and in accordance with rules and procedures adopted by the Committee (which shall comport with Code Section 409A), to receive all or any portion of his salary, bonus and/or cash retainer (in the case of a director) (including any cash or Share Award, other than Options or SARs) either in the form of a number of shares of Deferred Stock equal to the quotient of the amount of salary, bonus and/or cash retainer or other permissible Award to be paid in the form of Deferred Stock divided by the Fair Market Value of a Share on the date such salary, bonus, cash retainer or other such Award would otherwise be paid in cash or distributed in Shares or pursuant to such other terms and conditions as the Committee may determine. The Grant Date for an Award of Deferred Stock made pursuant to a Deferral Election shall be the date the deferrable amount subject to a Deferral Election would otherwise have been paid to the Grantee in cash or Shares.

(b)           Timing of Deferral Elections. An initial Deferral Election must be filed with the Company (pursuant to procedures established by the Committee) no later than December 31 of the Year preceding the Year in which the amounts subject to the Deferral Election would otherwise be earned, subject to such restrictions and advance filing requirements as the Company may impose. A Deferral Election shall be irrevocable as of the filing deadline, unless the Company has specified an earlier time at which it shall be irrevocable. Each Deferral Election shall remain in effect with respect to subsequently earned amounts unless the Eligible Person revokes or changes such Deferral Election. Any such revocation or change shall have prospective application only and must be made at a time at which a subsequent Deferral Election is permitted.  Notwithstanding the foregoing, if any individual first becomes eligible to participate in the Plan during a Year, the initial Deferral Election for such individual shall comply with the requirements of 1.409A-2(a)(7).

(c)           Subsequent Deferral Elections. A Deferral Election (other than an initial Deferral Election) made with respect to a Deferred Compensation Award must meet the timing requirements for a subsequent deferral election as specified in Treasury Regulations Section 1.409A-2(b).

10.4.           Deferral Account.

(a)           Establishment of Deferral Accounts. The Company shall establish an account (“Deferral Account”) on its books for each Eligible Person who receives a grant of Deferred Stock or makes a Deferral Election. Deferred Stock shall be credited to the Grantee’s Deferral Account as of the Grant Date of such Deferred Stock. Deferral Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferral Accounts. The obligation to make distributions of securities or other amounts credited to Deferral Accounts shall be an unfunded, unsecured obligation of the Company.

(b)           Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to Deferral Accounts on all Deferred Stock credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the Deferral Account in the form of additional Deferred Stock in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution.

(c)           Settlement of Deferral Accounts. The Company shall settle a Deferral Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the number of Shares of Deferred Stock then credited to the Grantee’s Deferral Account (or a specified portion in the event of any partial settlement); provided, however, unless otherwise determined by the Committee, that any fractional Shares of Deferred Stock remaining in the Deferral Account on the Settlement Date shall either be forfeited or distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Share, as determined by the Committee. The Settlement Date for all Deferred Stock credited in a Grantee’s Deferral Account shall be determined in accordance with Code Section 409A and shall be specified in the applicable Award Agreement or Deferral Election. The Settlement Date for Deferred Stock, as may be permitted by the Committee in its discretion and as specified in the Award Agreement or Deferral Election, is limited to one or more of the following events:  (i) a specified date within the meaning of Treasury Regulations Section 1.409A-3(i)(1), (ii) a Change in Control, (iii) the Grantee’s Termination of Service, (iv) the Grantee’s death, (v) the Grantee’s Disability, or (vi) an “unforeseeable emergency” of the Grantee (or his or her dependent) as provided in Treasury Regulations Section 1.409A-3(i)(3).

Section 11.
Performance Units

11.1.           Grant of Performance Units. Subject to and consistent with the provisions of the Plan, Performance Units may be granted to any Eligible Person in such number and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Performance Units shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined by the Committee.

11.2.           Value/Performance Goals. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number or value of Performance Units that will be paid to the Grantee at the end of the Performance Period. Each Performance Unit shall have an initial or target value that is established by the Committee at the time of grant. The Performance Goals for Awards of Performance Units may be set by the Committee at threshold, target and maximum performance levels with the number or value of the Performance Units payable directly correlated to the degree of attainment of the various performance levels during the Performance Period. Unless otherwise provided in an Award Agreement, no payment shall be made with respect to a Performance Unit Award if the threshold performance level is not satisfied. If Performance Goals are attained between the threshold and target performance levels or between the target and maximum performance levels, the number or value of Performance Units under such Award shall be determined by linear interpolation, unless otherwise provided in an Award Agreement. With respect to Covered Employees and to the extent the Committee deems it appropriate to comply with the Performance-Based Exception, all Performance Goals shall be based on objective Performance Measures satisfying the requirements for the Performance-Based Exception, and shall be set by the Committee within the time period prescribed by Performance-Based Exception.

11.3.           Earning of Performance Units. Except as provided in Section 13, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to payment based on the level of achievement of Performance Goals set by the Committee and as described in Section 11.2. If the Performance Unit is intended to comply with the Performance-Based Exception, the Committee shall certify the level of achievement of the Performance Goals in writing before the Award is settled. At the discretion of the Committee, the Award Agreement may specify that an Award of Performance Units is payable in cash, Shares or Restricted Stock Units.

11.4.           Adjustment on Change of Position. If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the Performance Goals or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the Performance Goals or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the Performance Goals or the Performance Period.  For the avoidance of doubt, any adjustment pursuant to this Section 11.4 may cause an Award that would otherwise have been subject to the Performance-Based Exception to fail to be subject to the Performance-Based Exception.»

Section 12.
Annual Incentive Awards

12.1.           Annual Incentive Awards. Subject to and consistent with the provisions of the Plan, Annual Incentive Awards may be granted to any Eligible Person in accordance with the provisions of this Section 12. The Committee shall designate the individuals eligible to be granted an Annual Incentive Award for a Year. Such designation shall occur within the first ninety (90) days of such Year (or for those individuals who are newly hired or enter bonus-eligible positions during a Year, within ninety (90) days of commencing employment or entering the bonus-eligible position, as applicable, but for Annual Incentive Awards intended to comply with the Performance-Based Exception, in all cases in compliance with the requirements of the Performance-Based Exception). The Committee may designate an Eligible Person as eligible for a full Year or for a period of less than a full Year. The opportunity to be granted an Annual Incentive Award shall be evidenced by an Award Agreement or in such form as the Committee may approve, which shall specify the individual’s Bonus Opportunity, the Performance Goals, and such other terms not inconsistent with the Plan as the Committee shall determine.

12.2.           Determination of Amount of Annual Incentive Awards.

(a)           Aggregate Maximum. The Committee may establish guidelines as to the maximum aggregate amount of Annual Incentive Awards payable for any Year.

(b)           Establishment of Performance Goals and Bonus Opportunities. For any Annual Incentive Award granted, the Committee shall establish Performance Goals for the Year (which may be the same or different for some or all Eligible Persons) and shall establish the threshold, target and maximum Bonus Opportunity for each Grantee for the attainment of specified threshold, target and maximum Performance Goals. Such designation shall occur within the first ninety (90) days of the Year (or for those individuals who are newly hired or enter bonus-eligible positions during a Year, within ninety (90) days of commencing employment or entering the bonus-eligible position, as applicable, but for Annual Incentive Awards intended to comply with the Performance-Based Exception, in all cases in compliance with the requirements of the Performance-Based Exception). Performance Goals and Bonus Opportunities may be weighted for different factors and measures as the Committee shall determine, and as provided under Section 4.4.

(c)           Committee Certification and Determination of Amount of Annual Incentive Award. The Committee shall determine and certify in writing the degree of attainment of Performance Goals as soon as administratively practicable after the end of each Year but not later than ninety (90) days after the end of such Year. The Committee shall determine an individual’s maximum Annual Incentive Award based on the level of attainment of the Performance Goals (as certified by the Committee) and the individual’s Bonus Opportunity. The Committee may adjust an Annual Incentive Award as provided in Section 4.4. The determination of the Committee to reduce (or not pay) an individual’s Annual Incentive Award for a Year shall not affect the maximum Annual Incentive Award payable to any other individual. No Annual Incentive Award intended to qualify for the Performance-Based Exception shall be payable to an individual unless at least the threshold Performance Goal is attained.

(d)           Termination of Service. If a Grantee has a Termination of Service during the Year, the Committee may, in its absolute discretion and under such rules as the Committee may from time to time prescribe, authorize the payment of an Annual Incentive Award to such Grantee in accordance with the foregoing provisions of this Section 12.2 and, in the absence of such determination by the Committee, the Grantee shall receive no Annual Incentive Award for such Year; provided, however, that, to extent that an Annual Incentive Award is intended to comply with the Performance-Based Exception, the payment of such Award shall be determined based upon actual performance at the end of the Year and any payment of such Award shall be paid in accordance with Section 12.3 unless otherwise provided in the applicable Award Agreement, and in any case in a manner compliant with the Performance-Based Exception.

12.3.           Time of Payment of Annual Incentive Awards. Annual Incentive Awards shall be paid as soon as administratively practicable after the Committee determines the amount of the Award payable under Section 12 but not later than the March 15 after the end of the Year to which the Annual Incentive Award relates.

12.4.           Form of Payment of Annual Incentive Awards. An individual’s Annual Incentive Award for a Year shall be paid in cash, Shares, Restricted Stock, Options or any other form of an Award, or any combination thereof, as provided in the Award Agreement or in such form as the Committee may approve.

Section 13.
Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards (other than Options and SARs), on such terms and conditions as the Committee shall determine in accordance with the Plan and Code Section 409A. Unless otherwise provided in the Award Agreement or in Section 9 and Section 10 of the Plan, Dividend Equivalents shall be paid immediately when accrued and, in no event, later than March 15 of the Year following the Year in which such Dividend Equivalents accrue. Unless otherwise provided in the Award Agreement or in Section 9 and Section 10 of the Plan, if the Grantee incurs a Termination of Service prior to the date such Dividend Equivalents accrue, the Grantee’s right to such Dividend Equivalents shall be immediately forfeited. Notwithstanding the foregoing, no Dividend Equivalents may be paid with respect to unvested Performance Units.

Section 14.
Change in Control

14.1.           Acceleration of Vesting. Unless otherwise provided in the applicable Award Agreement, upon the occurrence of (a) an event satisfying the Section 2.8 definition of “Change in Control” with respect to a particular Award, and (b) a Grantee’s involuntary Termination of Service (other than due to Cause) that occurs during the twenty-four (24) month period immediately following such Change in Control event, such Award shall become vested, all Restrictions shall lapse and all Performance Goals shall be deemed to be met at target levels, as applicable; provided, however, that no payment of an Award shall be accelerated to the extent such payment would cause such Award to be subject to the adverse tax consequences under Code Section 409A. The Committee may, in its discretion, include such further provisions and limitations with respect to a Change in Control in any Award Agreement as it may deem desirable.

14.2.           Special Treatment in the Event of a Change in Control. In order to maintain the Grantee’s rights upon the occurrence of any event satisfying the Section 2.8 definition of “Change in Control” with respect to an Award, the Committee, as constituted before such event, may, in its sole discretion, as to any such Award, either at the time the Award is granted hereunder or any time thereafter:  (a) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and/or (b) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving entity after such Change in Control. Additionally, in the event of any Change in Control with respect to unexercised Options and SARs (whether or not vested), the Committee, as constituted before such Change in Control, may, in its sole discretion (except as may be otherwise provided in the Award Agreement):  (i) cancel any outstanding unexercised Options or SARs (whether or not vested) that have an Option Price or Strike Price (as applicable) that is greater than the Change in Control Price (defined below); or (ii) cancel any outstanding unexercised Options or SARs (whether or not vested) that have an Option Price or Strike Price (as applicable) that is less than or equal to the Change in Control Price in exchange for a cash payment in an amount equal to (A) the difference between the Change in Control Price and the Option Price or Strike Price (as applicable), multiplied by (B) the total number of Shares underlying such Option or SAR that are vested and exercisable at the time of the Change in Control. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem desirable. The “Change in Control Price” means the lower of (I) the Fair Market Value of a Share as of the date of the Change in Control, or (II) the price paid per Share as part of the transaction which constitutes the Change in Control.

Section 15.
Amendments and Termination

15.1.           Amendment and Termination.

(a)           Subject to Section 15.2, the Board may at any time amend, alter, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s shareholders, provided that (i) any amendment shall be subject to the approval of the Company’s shareholders if such approval is required by any federal or state law or regulation or any stock exchange or automated quotation system on which the Shares may then be listed or quoted and (ii) any Plan amendment or termination will not accelerate the timing of any payments that constitute non-qualified deferred compensation under Code Section 409A if it would result in adverse tax consequences under Code Section 409A.

(b)           Subject to Section 15.2, the Committee may amend the terms of any Award Agreement, prospectively or retroactively, in accordance with the terms of the Plan.

15.2.           Previously Granted Awards. Except as otherwise specifically provided in the Plan (including Sections 3.2(k), 3.2(n), 5.5, 15.1, this Section 15.2, and Section 18.6) or an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material respect any Award previously granted under the Plan or an Award Agreement without the written consent of the Grantee of such Award. Notwithstanding the foregoing, the Board or the Committee (as applicable) shall have the authority to amend the Plan and outstanding Awards to the extent necessary or advisable to account for changes in applicable law, regulations, rules or other written guidance without a Grantee’s consent.

Section 16.
Beneficiary Designation

Each Grantee under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successfully) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, the Grantee’s estate shall be the Grantee’s Beneficiary.

Section 17.
Withholding

17.1.           Required Withholding.

(a)           The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or a SAR, upon the lapse of Restrictions on an Award or upon payment of any benefit or right under the Plan (the Exercise Date, the date such Restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may be required or may be permitted to elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (FICA) taxes, by one or a combination of the following methods:

(i)           payment of an amount in cash equal to the amount to be withheld;

(ii)           requesting the Company to withhold from those Shares that would otherwise be received upon exercise of an Option or a SAR, upon the lapse of Restrictions on, or upon settlement of, any other Award, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iii)           withholding from any compensation otherwise due to the Grantee.

The tax withholding upon exercise of an Option or a SAR or in connection with the payment or settlement of any other Award to be satisfied by withholding Shares, cash or other property granted pursuant to an Award shall not exceed the minimum amount of taxes required to be withheld under federal, state and local law.  Unless the Grantee elects otherwise, then as of the Tax Date, the Company shall satisfy all withhold requirements pursuant to clause (ii) above.  Unless otherwise permitted by the Company, an election by a Grantee under this Section 17.1 is irrevocable.  Unless otherwise determined by the Company, any fractional share amount shall be reserved by the Company and used to satisfy other withholding obligations of the Grantee.  Any additional withholding not paid by the withholding or surrender of Shares must be paid in cash by the Grantee.

(b)           Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.5(f)) or an election under Code Section 83(b) shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in Section 17.1(a).

(c)           No Award shall be settled, whether in cash or in Shares, unless the applicable tax withholding requirements have been met to the satisfaction of the Committee.

17.2.           Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Stock, makes the election permitted under Code Section 83(b) to include in such Grantee’s gross income in the year of transfer the amounts specified in Code Section 83(b), then such Grantee shall notify the Company of such election within ten (10) days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b). The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Section 18.
General Provisions

18.1.           Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than its law respecting choice of laws and applicable federal law.

18.2.           Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.

18.3.           Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18.4.           Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required. Notwithstanding any provision of the Plan or any Award Agreement, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (or any Subsidiary) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee, the Company or a Subsidiary of any applicable law or regulation.

18.5.           Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or market upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. All evidence of Share ownership delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations or other requirements of the SEC, any securities exchange or market upon which Shares are then listed, and any applicable securities law. If so requested by the Company, the Grantee shall make a written representation and warranty to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company an opinion of counsel, in form and substance satisfactory to the Company, that such registration is not required.

If the Committee determines that the exercise or non-forfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which any of the Company’s equity securities are listed, then the Committee may postpone any such exercise, non-forfeitability or delivery to comply with all such provisions at the earliest practicable date.

18.6.           Code Section 409A. To the extent applicable and notwithstanding any other provision of the Plan, the Plan and Award Agreements hereunder shall be administered, operated and interpreted in accordance with Code Section 409A, including, without limitation, any regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided, however, that, in the event that the Committee determines that any amounts payable hereunder may be taxable to a Grantee under Code Section 409A prior to the payment and/or delivery to such Grantee of such amount, the Company may (a) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A. The Company and its Subsidiaries make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Grantee (or his or her beneficiaries, as applicable) results in, or causes in any manner, the application of any adverse tax consequence under Code Section 409A or otherwise to be imposed, then the Grantee (or his or her Beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Subsidiaries shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Grantee (or his or her Beneficiaries, as applicable) for, any such adverse tax consequences. In the case of any Deferred Compensation Award (in addition to Deferred Stock), the provisions of Section 10.4 relating to permitted times of settlement shall apply to such Award. If any Deferred Compensation Award is payable to a “specified employee” (within the meaning of Treasury Regulations Section 1.409A-1(i)), then such payment, to the extent payable due to the Grantee’s Termination of Service and not otherwise exempt from Code Section 409A, shall not be paid before the date that is first day of the seventh (7th) month after the date of such Termination of Service (or, if earlier, the date of such Grantee’s death).

18.7.           Mitigation of Excise Tax. If any payment or right accruing to a Grantee under the Plan (without the application of this Section 18.7), either alone or together with other payments or rights accruing to the Grantee from an Employer (“Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether any reduction in the rights or payments under the Plan is to apply shall be made by the Committee in good faith after consultation with the Grantee, and such determination shall be conclusive and binding on the Grantee. The Grantee shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 18.7 shall apply with respect to any person only if, after reduction for any applicable federal excise tax imposed by Code Section 4999 and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes.

18.8.           No Rights as a Shareholder. No Grantee shall have any rights as a shareholder of the Company with respect to the Shares (except as provided in Section 8.7 with respect to Restricted Stock) that may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her.

18.9.           Awards Not Taken into Account for Other Benefits. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any Employment Agreement between an Employer and the Grantee, except as such agreement shall otherwise expressly provide.

18.10.           Employment Agreement Supersedes Award Agreement. In the event a Grantee is a party to an Employment Agreement with the Company or a Subsidiary that provides for vesting or extended exercisability of equity compensation Awards on terms more favorable to the Grantee than the Grantee’s Award Agreement or this Plan, the Employment Agreement shall be controlling; provided, however, that (a) if the Grantee is a Section 16 Person, any terms in the Employment Agreement requiring approval of the Board, its compensation committee, or the Company’s shareholders in order for an exemption from Section 16(b) of the Exchange Act to be available shall have been approved by the Board, its compensation committee, or the shareholders, as applicable, and (b) the Employment Agreement shall not be controlling to the extent the Grantee and Grantee’s Employer agree it shall not be controlling, and (c) an Employment Agreement or modification to an Employment Agreement shall be deemed to modify the terms of any pre-existing Award only if the terms of the Employment Agreement expressly so provide.

18.11.           Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees as it may deem desirable.

18.12.           No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

18.13.           No Right to Continued Employment or Awards. No employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ of the Company or any Subsidiary or to be retained as an officer of, director of or consultant to the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time terminate the employment or service of a Grantee free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

18.14.           Military Service. Awards shall be administered in accordance with Code Section 414(u) and the Uniformed Services Employment and Reemployment Rights Act of 1994.

18.15.           Construction. The following rules of construction will apply to the Plan:  (a) the word “or” is disjunctive but not necessarily exclusive and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine genders include the opposite gender and the neuter gender. The headings of sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18.16.           No Fractional Shares. Except as otherwise determined by the Committee, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

18.17.           Plan Document Controls. This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, however, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

Annex B

AMENDED AND RESTATED CHARTER

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FINJAN HOLDINGS, INC.

Finjan Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

FIRST:  The name of the Corporation is Finjan Holdings, Inc.  The Corporation was incorporated under the name “Converted Organics Inc.”, pursuant to the DGCL, by filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 4, 2006.

SECOND:  The Corporation filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on June 3, 2013, to effect the change of the name of the Corporation from “Converted Organics Inc.” to “Finjan Holdings, Inc.”.

THIRD:  This Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) was duly approved by the board of directors of the Corporation (the “Board of Directors”) and was duly approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 242 and 245 of the DGCL.  The number of shares voting in favor of such amendment and restatement equaled or exceeded the vote required.

FOURTH:  The Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

Name

The name of the Corporation is Finjan Holdings, Inc.

ARTICLE II

Registered Office

  The Corporation’s registered office in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, in the county of Kent. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.  The registered office and/or registered agent of the Corporation may be changed from time to time by resolution of the Board of Directors.

ARTICLE III

Purpose

  The nature of the business to be conducted and promoted by, and the purpose of, the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

A.           Authorized Capital Stock.  The total number of shares of capital stock which the Corporation shall have authority to issue is Ninety Million (90,000,000) shares, consisting of: (i) Eighty Million (80,000,000) shares of Common Stock, par value $0.0001 per share and (ii) Ten Million (10,000,000) shares of Preferred Stock, par value $0.0001 per share.

B.           Designations and Rights.  The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

1.      Common Stock.

a.      Voting Rights.  Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote in any matter which is submitted to a vote of stockholders of the Corporation, provided, however, that except as otherwise required by law, holders of the Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including a certificate of designations relating to any series of the Preferred Stock) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either voting separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including a certificate of designations relating to any series of the Preferred Stock) or pursuant to the DGCL.

b.      Dividends.  Subject to the express terms of the Preferred Stock outstanding from time to time, the holders of Common Stock shall be entitled to receive dividends or distributions (payable in cash, other property or capital stock of the Corporation) when, as and if declared by the Board of Directors from time to time out of any source at the time lawfully available for the payment of dividends, and all such dividends shall be shared equally by the holders of Common Stock on a per share basis. Any dividends on the Common Stock will not be cumulative.

c.      Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

2.      Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the rights, preferences, privileges, limitations, designations, title and number of shares of each series of Preferred Stock and each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

ARTICLE V

Board of Directors

A.           Powers of the Board of Directors.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

B.           Number of Directors.  The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) directors.  The exact number of directors shall be determined from time to time by resolution adopted by the vote of a majority of the directors in office at the time of adoption of such resolution.

C.           Classified Board.  The directors shall be divided into three classes, Class 1, Class 2 and Class 3, with each class having as equal a number of members as reasonably possible.

D.           Term and Removal.  The initial term of office following the effectiveness of this Article V, Section D of the Class 1, Class 2 and Class 3 directors shall expire at the annual meeting of stockholders in 2016, 2017 and 2015, respectively. Beginning in 2015, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class.  In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term.  A director shall hold office until the annual meeting of stockholders in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Directors may be removed only for cause by the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

E.           Vacancies. Vacancies on the Board of Directors and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by law.

ARTICLE VI

Stockholder Action

A.           Election of Directors.  Elections of Directors need not be by written ballot unless the bylaws of the Corporation (the “Bylaws”) shall so provide.

B.           Meetings of Stockholders.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

C.           Written Consent.  Any corporate action required or permitted to be taken by the stockholders of the Corporation shall be effected only at a duly called annual or special meeting of stockholders of the Corporation and shall not be effected by consent in writing of the stockholders.

D.           Special Meetings.  Special meetings of the stockholders of the Corporation may be called only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or if no Chief Executive Officer shall then be serving, the President of the Corporation or (iii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.

ARTICLE VII

Amendment of Bylaws

A.           Amendment of Bylaws.  In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws.  The Bylaws may be altered, amended, or repealed, or new Bylaws may be adopted, only by the Board of Directors in accordance with the preceding sentence or by the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors at an annual or special meeting of stockholders, voting together as a single class, provided that, if such alteration, amendment, repeal or adoption of new Bylaws is effected at a duly called special meeting, notice of such alteration, amendment, repeal or adoption of new Bylaws is contained in the notice of such special meeting.

  ARTICLE VIII

Amendment of Certificate of Incorporation

  The Board of Directors may adopt a resolution proposing to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors at an annual or special meeting of stockholders, voting together as a single class, shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX or ARTICLE X of this Certificate of Incorporation.

ARTICLE IX

Indemnification; Limitation on Liability of Directors

A.           Indemnification.

1.           Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise.   The right to indemnification conferred in this ARTICLE IX shall also include the right to have the Corporation pay directly or cause to be paid directly the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL.  The right to indemnification conferred in this ARTICLE IX shall be a contract right.   To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of and advancement of expenses to such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreement with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders and others.

2.           Indemnification of Employees and Agents.  The Corporation may, by action of the Board of Directors, indemnify the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

3.           Insurance.  The Corporation shall have the right, power and authority to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE IX and the DGCL.

4.           Non-Exclusivity of Rights; Continuation of Rights.  The rights and authority conferred in this ARTICLE IX shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.  Neither the amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE IX in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

B.           Elimination of Certain Liability of Directors.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

C.           Repeal or Modification.  Any repeal or modification by the stockholders of the Corporation of any of the foregoing provisions of this ARTICLE IX shall be prospective only and shall not adversely affect any right or protection of any director, officer, employee or agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer, employee or agent occurring prior to such repeal or modification.

ARTICLE X

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the stockholders of the Corporation, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE X.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President on [July 10], 2014.

FINJAN HOLDINGS, INC.

By:
Name: Philip Hartstein
Its: President

FINJAN HOLDINGS, INC. ATTN: INVESTOR RELATIONS 122 EAST 42ND STREET, SUITE 1512 NEW YORK, NY 10168
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on July 9, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M76085-P53580 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FINJAN HOLDINGS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect three Class 1 directors to serve two-year terms ending in 2016 and two Class 2 directors to serve three-year terms ending in 2017;		☐	☐	☐
Nominees:
	01) Eric Benhamou (Class 1) 02) Daniel Chinn (Class 1) 03) Michael Southworth (Class 1)	04) Alex Rogers (Class 2) 05) Glenn Daniel (Class 2)
									For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain		4d.	Approval of an amendment to provide for supermajority voting on certain matters	☐	☐	☐

2.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;		☐	☐	☐		4e.	Approval of an amendment to permit stockholder action only at a duly called meeting and to prohibit action by written consent of stockholders	☐	☐	☐

3.	To approve the Finjan Holdings, Inc. 2014 Incentive Compensation Plan;		☐	☐	☐		4f.	Approval of an amendment to provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal actions	☐	☐	☐

4.	To approve amendments to the Company's current certificate of incorporation as set forth below:		☐	☐	☐		4g.	Approval of an amendment to update provisions relating to indemnification and personal liability of directors	☐	☐	☐

	4a.	Approval of an amendment to decrease the number of authorized shares of common stock from 1 billion to 80 million	☐	☐	☐	5.	To approve, on an advisory basis, the Company's executive compensation; and		☐	☐	☐
							The Board of Directors recommends you vote 3 Years on the following proposal:	1 Year	2 Years	3 Years	Abstain

	4b.	Approval of an amendment to provide that the board consists of between three and fifteen directors and to clarify provisions related to our board structure	☐	☐	☐	6.	To vote, on an advisory basis, on the frequency of holding stockholder advisory votes on executive compensation.	☐	☐	☐	☐

	4c.	Approval of an amendment to eliminate the ability of holders of our common stock to vote on amendments relating solely to preferred stock	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)				Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M76086-P53580

FINJAN HOLDINGS, INC.
Annual Meeting of Stockholders
July 10, 2014 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Philip Hartstein and Shimon Steinmetz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FINJAN HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT, on July 10, 2014, at 122 East 42nd Street, Suite 1512, New York, NY 10168, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side